                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / /  Soliciting Material Pursuant to Section240.14a-11(c) or
         Section240.14a-12

                                               AAR CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required.
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11.
     (1) Title of each class of securities to which transaction applies:
         -----------------------------------------------------------------------
     (2) Aggregate number of securities to which transaction applies:
         -----------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
         -----------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:
         -----------------------------------------------------------------------
     (5) Total fee paid:
         -----------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     (1) Amount Previously Paid:
         -----------------------------------------------------------------------
     (2) Form, Schedule or Registration Statement No.:
         -----------------------------------------------------------------------
     (3) Filing Party:
         -----------------------------------------------------------------------
     (4) Date Filed:
         -----------------------------------------------------------------------

   [LOGO]

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

                                                                 August 28, 1997

Dear Shareholder:

You are cordially invited to attend the Annual Meeting of Stockholders of AAR CORP. (the "Company") to be held on Wednesday, October 8, 1997, commencing at 3:00 p.m. (Chicago time) at 231 S. LaSalle Street, Chicago, Illinois. The Board of Directors and management look forward to personally greeting those shareholders attending the meeting.

At the Annual Meeting, you will be asked to consider and vote upon the election of three Class I directors to serve for a three-year term expiring at the Annual Meeting of Stockholders in the year 2000. This year, in addition to electing three directors, you are also being asked to consider and approve three Internal Revenue Code Section 162(m) performance compensation related proposals.

Your approval of these Section 162(m) related proposals is necessary in order to qualify Compensation Committee approved stock option awards under the AAR CORP. Stock Benefit Plan and performance-based restricted stock incentive awards and performance-based cash incentive bonus awards, as "performanced-based" compensation for purposes of Section 162(m) of the Internal Revenue Code, so that the Company will be entitled to full tax deductibility of such awards. These proposals are described more fully in the Company's Proxy Statement which you are urged to read carefully.

Your Board of Directors unanimously recommends a vote FOR the election of Directors, and FOR each of the other three Section 162(m) related proposals.

Regardless of the number of shares you own and whether or not you plan to attend, it is important that your shares be represented and voted at the Annual Meeting. Accordingly, you are requested to sign, date and mail the enclosed proxy at your earliest convenience.

On behalf of the Board of Directors, thank you for your cooperation and support.

                                          Sincerely,

                                          /s/ Ira A. Eichner

                                          Ira A. Eichner
                                          CHAIRMAN OF THE BOARD

   [LOGO]

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

------------------------

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD ON WEDNESDAY, OCTOBER 8, 1997

To the Stockholders of AAR CORP.:

The Annual Meeting of Stockholders of AAR CORP. for the year 1997 will be held in the Shareholders' Room (21st Floor) of Bank of America Illinois, 231 S. LaSalle Street, Chicago, Illinois, on Wednesday, October 8, 1997, at 3:00 P.M. (Chicago time) for the purpose of considering and acting upon the following proposals, all as described in the accompanying Proxy Statement:

1. To elect three Class I directors for a three-year term expiring at the Annual Meeting of Stockholders in the year 2000;

2. To approve an amendment to the AAR CORP. Stock Benefit Plan ("Plan") to limit to 300,000 the number of shares of Common Stock that may be granted under the Plan to any grantee during any 12-month period;

3. To approve Performance Goals established by the Compensation Committee of the Board of Directors of the Company under the Long-Term Performance Restricted Stock Incentive program for David P. Storch, the Company's Chief Executive Officer;

4. To approve the AAR CORP. Section 162(m) Performance-Based Annual Cash Bonus Program adopted by the Compensation Committee of the Board of Directors of the Company for executive officers of the Company; and

5. To transact such other business as may properly come before the meeting or any adjournment thereof.

Only stockholders of record at the close of business on August 11, 1997, will be entitled to notice of, and to vote at, the meeting or any adjournment thereof.

Accompanying this notice and the Proxy Statement is a copy of the Annual Report to Stockholders for the fiscal year ended May 31, 1997.

                                          By Order of the Board of Directors

                                          HOWARD A. PULSIFER,
                                          SECRETARY

August 28, 1997

YOUR VOTE IS IMPORTANT

PLEASE DATE AND SIGN THE ENCLOSED FORM OF PROXY AND RETURN IT IN THE ENCLOSED STAMPED, ADDRESSED ENVELOPE, SO THAT IF YOU ARE UNABLE TO ATTEND THE MEETING, YOUR SHARES MAY NEVERTHELESS BE VOTED. NO POSTAGE IS REQUIRED FOR MAILING IN THE UNITED STATES.

[AAR CORP LOGO]

One AAR Place
1100 N. Wood Dale Road
Wood Dale, Illinois 60191

PROXY STATEMENT
ANNUAL MEETING OF STOCKHOLDERS
October 8, 1997

SOLICITATION

This Proxy Statement is furnished to stockholders of AAR CORP., a Delaware corporation (the "Company" or "AAR"), in connection with the solicitation of proxies by the Board of Directors of the Company to be used at the Annual Meeting of Stockholders of the Company to be held in the Shareholders' Room (21st Floor) of Bank of America Illinois, 231 S. LaSalle Street, Chicago, Illinois, on Wednesday, October 8, 1997, at 3:00 P.M. (Chicago time), or any adjournment thereof (the "Annual Meeting"). This Proxy Statement is first being sent to holders of the Company's outstanding shares of common stock, par value $1.00 per share ("Common Stock") on or about August 28, 1997.

A proxy given in response to this solicitation may be revoked at any time prior to the voting thereof by (i) sending written notice of revocation to the Secretary of the Company, or (ii) delivering a later-dated proxy, or (iii) attending the Annual Meeting and voting in person. Shares of Common Stock represented by proxies that are properly executed and returned to the Company will be voted in accordance with instructions on the proxy card. If no instructions are specified, such shares will be voted (i) FOR Proposal 1, the election of the three nominees for director designated by the Board of Directors; (ii) FOR Proposal 2, the AAR CORP. Stock Benefit Plan amendment limiting to 300,000 shares the number of shares that may be granted to any grantee in any 12-month period; (iii) FOR Proposal 3, approval of the performance goals under the Long-Term Performance Restricted Stock Incentive program for the Chief Executive Officer; (iv) FOR Proposal 4, the AAR CORP.
Section 162(m) Performance-Based Annual Cash Bonus program; and (v) upon any other matters that may properly come before the Annual Meeting in the discretion of the named proxies in accordance with their best judgment. In the event any nominee is unavailable for election, which is not presently anticipated, shares represented by valid proxies will be voted for such other person or persons in the named proxies in accordance with their best judgment.

As provided in the Company's Automatic Dividend Reinvestment and Stock Purchase Plan, shares held by the Dividend Reinvestment Agent for a participant will be voted in accordance with the instructions on the proxy card received representing such shares or otherwise as set forth above.

The cost of the solicitation of proxies will be borne by the Company. Such costs consist primarily of printing, postage and handling, including reimbursement to banks, brokers, custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred in forwarding proxy material to their respective principals. The Company has engaged D. F. King & Co., Inc., 77 Water Street, New York, New York, to aid in the solicitation of proxies at a total estimated cost of $7,500. D. F. King & Co., Inc. may solicit proxies by mail, personally, or by telephone or telegraph. In addition to the solicitation of proxies by D. F. King & Co., Inc. and by use of the mails, certain officers, directors and employees of the Company may solicit proxies personally, or by telephone or telegraph, without additional compensation.

QUORUM AND VOTING RIGHTS

On August 11, 1997, the record date for the determination of stockholders entitled to vote at the Annual Meeting, 18,334,120 shares of Common Stock were outstanding. Each stockholder of record on the close of business on August 11, 1997 is entitled to one vote for every share of Common Stock held on the record date. Shares cannot be voted at the Annual Meeting unless the owner thereof is present in person or by proxy. A quorum of stockholders is necessary to take action at the Annual Meeting. The holders of a majority of the shares of Common Stock entitled to vote and present in person or represented by proxy will constitute a quorum of stockholders at the Annual Meeting. Votes cast in person or by proxy at the Annual Meeting will be tabulated by the inspectors of election appointed for the Annual Meeting. The inspectors of election will treat directions to withhold authority, abstentions and broker non-votes as shares that are present and entitled to vote for purposes of determining a quorum. Directions to withhold authority will have no effect on the election of directors, because directors are elected by a plurality of votes cast. Abstentions and broker non-votes will be disregarded for purposes of determining whether a matter has been approved, because they are not considered votes cast.

                                   PROPOSAL 1

ELECTION OF DIRECTORS

The Restated Certificate of Incorporation and By-Laws of the Company provide that the Board of Directors shall consist of between three and fifteen directors. The exact number of directors is fixed from time to time by the Board of Directors and is presently set at ten.

The ten members of the Board of Directors are divided into three classes: Class I (3 directors), Class II (3 directors) and Class III (4 directors). One class is elected each year for a three-year term. At the Annual Meeting, Erwin E. Schulze, Joel D. Spungin, and David P. Storch will be nominated as directors to serve in Class I until the Annual Meeting of Stockholders in the year 2000 and until their successors are duly elected and qualified. Each of the nominees is currently a director of the Company. Under Delaware law, the three nominees for director who individually receive the greatest number of votes shall be elected directors of the Company.

NOMINEES AND CONTINUING DIRECTORS

The following sets forth certain information with respect to the nominees as well as the other current and continuing directors:

                  Name, Age, Principal Occupation                       Director
                       and Other Information                             Since
--------------------------------------------------------------------    --------
NOMINEES:

CLASS I--DIRECTORS WHOSE TERMS EXPIRE AT THE 1997 ANNUAL MEETING:
ERWIN E. SCHULZE, 72--Chairman Emeritus, Chicago Stock Exchange
  (formerly Midwest Stock Exchange). Since January, 1991, private investor. From 1981 to 1991, Chairman of the Board, President and
  Chief Executive Officer of Ceco Industries, Inc., a manufacturer of building products and provider of concrete forming services for the construction industry.
    Other directorships: Chicago Stock Exchange and The Interlake
     Corporation                                                          1977
JOEL D. SPUNGIN, 59--Since March, 1995, Managing Partner, DMS
  Enterprises, L.P., a consulting and management advisory
  partnership. Since 1995, Chairman Emeritus, and from 1988 to
  March, 1995, Chairman and Chief Executive Officer of United
  Stationers Inc.
    Other directorships: United Stationers Inc. and Home Products
     International                                                        1992
DAVID P. STORCH, (1)44--Since 1996, President and Chief Executive
  Officer of AAR. From 1989 to 1996, President and Chief Operating
  Officer of AAR. From 1988 to 1989, Vice President of AAR.               1989

    --------------

(1)        Mr. Storch is Mr. Eichner's son-in-law.

                  Name, Age, Principal Occupation                       Director
                       and Other Information                             Since
--------------------------------------------------------------------    --------

OTHER CURRENT AND CONTINUING DIRECTORS:
CLASS II--DIRECTORS WHOSE TERMS EXPIRE AT THE 1998 ANNUAL MEETING:
EDGAR D. JANNOTTA, 66--Since January, 1996, Senior Director of
  William Blair & Company, LLC, an investment banking firm ("William
  Blair"). From 1995 to 1996, Senior Partner of William Blair. From
  1977 to 1995, Managing Partner of William Blair.
    Other directorships: Aon Corporation, Bandag, Incorporated,
     Molex Incorporated, New York Stock Exchange, Inc., Oil-Dri
     Corporation of America, Safety-Kleen Corp., and Unicom
     Corporation.                                                         1964
LEE B. STERN, 70--Since December, 1992, President of LBS Co., and
  Managing Partner of LBS Limited Partnership, a member firm of the
  Chicago Board of Trade and Futures Commission Merchant since 1992.
  From 1967 to December, 1992, President and Chief Executive Officer
  of Lee B. Stern & Company, Ltd., a Futures Commission Merchant.
  Mr. Stern has been a member of the Chicago Board of Trade since
  1949, a member of the Chicago Mercantile Exchange since 1963, and an owner-director of the Chicago White Sox since 1976.
    Other directorship: Anicom, Inc.                                      1982
RICHARD D. TABERY, 68--Since February, 1995, Chairman of HKS&A,
  Inc., an aviation consulting company. Since December, 1993,
  Aviation Business Consultant. From June, 1988, through November,
  1993, Vice Chairman of AAR. From 1957 to 1988, Mr. Tabery held various positions with United Airlines, Inc., most recently as
  Senior Vice President-Maintenance Operations.                           1989
CLASS III--DIRECTORS WHOSE TERMS EXPIRE AT THE 1999 ANNUAL MEETING:
A. ROBERT ABBOUD, 68--Since 1984, President of A. Robert Abboud &
  Co., a private investment business.
    Other directorships: Inland Steel Company, Hartmarx Corporation,
     and Alberto-Culver Company.                                          1987
HOWARD B. BERNICK, 45--Since November, 1994, President and Chief
  Executive Officer of Alberto-Culver Company, a manufacturer, marketer and distributor of personal care and household products.
  From 1988 to November, 1994, President and Chief Operating Officer
  of Alberto-Culver Company.
    Other directorship: Alberto-Culver Company.                           1994
IRA A. EICHNER,(1) 66-- Since 1973, Chairman of the Board of AAR.
  Mr. Eichner is the founder of the Company and was its Chief
  Executive Officer since it was founded in 1955 until October,
  1996.                                                                   1955
ROBERT D. JUDSON, 72--Since 1984, Financial Consultant. Prior to
  1980, Senior Vice President, The First National Bank of Chicago.        1979

    --------------

(1)        Mr. Eichner is Mr. Storch's father-in-law.

MEETINGS AND STANDING COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held six meetings during the fiscal year ended May 31, 1997. All of the incumbent directors, except Edgar D. Jannotta, attended 75% or more of the aggregate number of meetings of the Board and of the Committees on which they served during the fiscal year ended May 31, 1997.

The Board of Directors has an Audit Committee, a Compensation Committee, an Executive Committee, and a Nominating Committee.

AUDIT COMMITTEE

The Audit Committee is comprised entirely of independent directors. Its members are Edgar D. Jannotta (Chairman), Robert D. Judson, Erwin E. Schulze, Joel D. Spungin, and Howard B. Bernick. The functions of this committee include maintaining communication between the Company's Board of Directors and its independent auditors, monitoring performance of the independent auditors, reviewing audit scope and results, reviewing the organization and performance of the Company's internal systems of audit and financial controls, and recommending the retention or, when appropriate, the replacement of independent auditors. The Audit Committee held two meetings during the fiscal year ended May 31, 1997.

COMPENSATION COMMITTEE

The Compensation Committee is comprised entirely of independent directors. Its members are Erwin E. Schulze (Chairman), A. Robert Abboud, Edgar D. Jannotta, Robert D. Judson and Lee B. Stern. The functions of this committee include reviewing and approving compensation policies and practices for all elected corporate officers and fixing the total compensation of the Chief Executive Officer. The Compensation Committee also administers the Chief Executive Officer's long-term incentive program and the AAR CORP. Stock Benefit Plan. The Compensation Committee held six meetings during the fiscal year ended May 31, 1997.

EXECUTIVE COMMITTEE

The Executive Committee is comprised of Ira A. Eichner (Chairman), Edgar D. Jannotta, Erwin E. Schulze and David P. Storch. The Executive Committee is authorized to meet between meetings of the Board of Directors and exercise the powers of the Board, subject to limitations imposed by law and by the Board. The Executive Committee did not hold any meetings during the fiscal year ended May 31, 1997.

NOMINATING COMMITTEE

The Nominating Committee is comprised of Robert D. Judson (Chairman), Ira A. Eichner, Lee B. Stern, and Richard D. Tabery. The functions of this committee include recommending to the Board of Directors qualified candidates for election as directors and considering the performance of incumbent directors to determine whether they should be recommended to the Board for nomination for reelection. The Nominating Committee will consider director candidates recommended by stockholders. Any stockholder wishing to submit a recommendation to the Nominating Committee with respect to the 1998 Annual Meeting of Stockholders should send a signed letter of recommendation to AAR CORP., One AAR Place, 1100
N. Wood Dale Road, Wood Dale, Illinois 60191, Attention: Howard A. Pulsifer, Secretary. To be considered, recommendation letters must be received prior to May 1, 1998, must state the reasons for the recommendation and contain the full name and address of each proposed nominee, as well as a brief biographical history setting forth past and present directorships, employment and occupations. The recommendation letter must also include a statement indicating that such nominee has consented to being named in the proxy statement and to serve if elected. The Nominating Committee held one meeting during fiscal year ended May 31, 1997.

SECURITY OWNERSHIP OF MANAGEMENT AND OTHERS

The following tables show the shares of Common Stock beneficially owned as of July 31, 1997 for management and as of the date of the Schedule 13G filing for certain beneficial owners, (i) by each director and nominee for election to the Board of Directors, by each of the five executive officers named in the Summary Compensation Table below, and by all directors and executive officers of the Company as a group and (ii) by each beneficial owner of more than 5% of the outstanding shares of Common Stock.

                        SECURITY OWNERSHIP OF MANAGEMENT

                                                                                          Percent
                                                                                          of
                                                                                          Shares
                                                                                          Outstanding
                                                                                          if
                                                                         Number of        greater
                               Name                                      Shares (1)       than 1%
-------------------------------------------------------------------  ------------------   ---
A. Robert Abboud...................................................    20,250
Howard B. Bernick..................................................    12,500
Ira A. Eichner.....................................................   492,474(2)          2.7
Edgar D. Jannotta..................................................    25,000
Robert D. Judson...................................................    14,025
Howard A. Pulsifer.................................................    20,245
Timothy J. Romenesko...............................................    18,970
Erwin E. Schulze...................................................    12,125
Philip C. Slapke...................................................    48,551
Joel D. Spungin....................................................    13,500
Lee B. Stern.......................................................   101,100(3)
David P. Storch....................................................   300,927(4)          1.6
Richard D. Tabery..................................................    39,975
All directors and executive officers as a group
  (13 persons).....................................................  1,119,642(1,2,3,4)   6.1

    --------------
(1)        Includes the following shares of the identified person that may be acquired within sixty days of May 31, 1997 through the exercise of stock options: Mr. Abboud, 3,000 shares; Mr. Bernick, 7,500 shares; Mr. Eichner, 53,978 shares; Mr. Jannotta, 10,000 shares; Mr. Judson, 10,000 shares; Mr. Pulsifer, 2,249 shares; Mr. Romenesko, 1,992 shares; Mr. Schulze, 10,000 shares; Mr. Slapke, 12,072 shares; Mr. Spungin, 10,000 shares; Mr. Stern, 10,000 shares; Mr. Storch, 119,161 shares; and Mr. Tabery, 21,500 shares; and all directors and executive officers as a group (13 persons), 301,830 shares.

(2)        Does not include 50,000 shares which Mr. Eichner may be deemed to own a beneficial interest in, but as to which Mr. Eichner disclaims beneficial ownership.

(3)        Does not include 33,000 shares which Mr. Stern may be deemed to own a beneficial interest in, but as to which Mr. Stern disclaims beneficial ownership.

(4)        Includes 19,004 shares beneficially owned by Mr. Storch's wife (12,540 shares) and minor children (6,464 shares), as to which Mr. Storch disclaims beneficial ownership.

                SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

                           Name and Address                              Number of    Percent of Shares
                            of Stockholder                                 Shares        Outstanding
----------------------------------------------------------------------  ------------  -----------------
The Prudential Insurance Company of America (1).......................  1,265,300(1)        6.96%
751 Broad Street
Newark, New Jersey 07102-3777

    --------------
(1)        As of 4/30/97, The Prudential Insurance Company disclaimed beneficial ownership of these shares and stated that it had the following powers with respect to these shares:
      (i) sole voting power: 2,600
      (ii) shared voting power: 1,252,500
      (iii) sole dispositive power: 2,600
     (iv) shared dispositive power: 1,262,700

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Based solely upon a review of Securities and Exchange Commission Forms 3, 4 and 5 and upon related written representations furnished to the Company with respect to its most recent fiscal year, no person who, at any time during the fiscal year, was a director, officer or beneficial owner of more than ten percent of any class of equity securities of the Company registered pursuant to Section 12 of the Securities Exchange Act of 1934 ("Exchange Act"), failed to file on a timely basis reports required by Section 16(a) of the Exchange Act during the most recent fiscal year or prior fiscal years, except as follows: (i) one Form 5 report covering two estate planning transactions which occurred in December, 1995 and February, 1996 involving a change in the form of beneficial ownership for 372,410 and 18,571 shares, respectively, was filed late by Mr. Eichner; (ii) one Form 4 report covering one transaction involving the purchase of 500 shares of stock in October, 1995 was filed late by Mr. Schulze; and (iii) five Form 4 reports covering four transactions involving the exercise of stock options by Mr. Howard Pulsifer (12,103 shares), Mr. Timothy Romenesko (10,006 shares), and Mr. Richard Tabery (7,500 shares), respectively, in March, 1997, one transaction involving the sale of 3,393 shares of stock by Mr. Richard Tabery, in April, 1997, and one transaction involving the purchase of 2,000 shares of stock by Mr. Lee Stern, in April, 1997 (all five from 4 reports were filed initially by the Company on behalf of these individuals via EDGAR electronic filing within the deadline, but were not "accepted" by the SEC through such filing due to apparent EDGAR computer format errors; pending resolution of the EDGAR computer formating problems, backup hard copies of the Form 4 reports for these transactions were filed by the Company on behalf of these individuals and received by the Commission, but beyond the applicable SEC filing deadline).

EXECUTIVE COMPENSATION AND OTHER INFORMATION

COMPENSATION COMMITTEE'S REPORT ON EXECUTIVE COMPENSATION

GENERAL

The Company's executive compensation program is structured and administered by the Compensation Committee of the Board of Directors (the "Committee"), which is comprised of the five individuals listed below, all of whom are independent directors of the Company.

The executive compensation program is designed to enable the Company to attract, motivate and retain talented executives capable of achieving strategic business initiatives and to reward them for their achievement. It is intended to complement the Company's short-term and long-term business objectives and to focus executives' efforts on fulfilling these objectives. The program consists of three elements: (i) base salaries which are generally set at approximately the median salary level of comparable positions in similar companies, adjusted up or down to reflect individual capabilities and responsibilities and experience levels; (ii) annual variable incentive opportunities paid in cash and stock based on individual contribution and performance; and (iii) long-term incentive opportunities, in the form of stock option/restricted stock awards.

Total compensation opportunities for each executive are intended to be competitive with those offered by other companies competing for talent in the Company's employment market. In designing and administering the individual elements of the executive compensation program for each executive, the Committee strives to balance short- and long-term incentive objectives and employ prudent judgment in establishing base salary levels and performance criteria, evaluating performance and determining actual incentive payments. To ensure competitiveness and reasonableness of the Committee's compensation decisions, independent compensation consulting firms are retained periodically to advise the Committee in connection with both the design and implementation of the various elements of the program and the level of individual executive participation. Generally, as an executive's level of responsibility increases, a greater percentage of total compensation is based on performance, and the mix of total compensation shifts toward stock, thereby aligning the long-term interest of senior executives with those of stockholders. To encourage stock ownership in the Company by senior executives, the Company has established guidelines for ownership of Common Stock by senior management equal in value to 75% of salary, to be voluntarily achieved over the next several years. An executive's progress towards achieving these guidelines will be used by the Committee in making incentive stock compensation decisions for the executive in the future.

Base salary levels of all elected corporate officers, including the Chief Executive Officer, are reviewed annually and may be adjusted depending upon the executive's responsibilities, assessed performance contribution, qualifications and tenure in the Company and in the position held, and competitive salary considerations relative to similar positions at selected companies in the employment market from which the Company draws its executives.

Mr. Eichner, Chairman of the Board, and Mr. Storch, President and Chief Executive Officer, each have an annual performance-based incentive bonus opportunity of up to 100% of their respective base salary. That portion of Mr. Storch's incentive bonus opportunity in excess of 80% of his base salary is payable in restricted stock. The percentage incentive bonus opportunity for other executive positions varies depending on their responsibility level, and 10% of any bonus paid is payable in restricted stock. As pertains to Mr. Eichner and Mr. Storch, three-fourths of their respective incentive bonus opportunity is based upon operating profit results and the remainder is based on asset management results. Performance objectives for other executives are established annually and the incentive opportunity varies depending on position.

The long-term incentive program consists of stock option and/or restricted stock awards granted under the AAR CORP. Stock Benefit Plan approved by stockholders in 1992. Mr. Storch is also eligible for a performance stock award based on performance over a four year period pursuant to the terms of his Employment Agreement.

Stock option awards typically expire 10 years from the date of grant or earlier upon termination of employment, become exercisable in five equal increments on successive grant anniversary dates at the NYSE closing stock price on the date of grant, and are accompanied by reload features and, for certain individuals, stock rights exercisable in the event of a change in control of the Company. In determining stock option and restricted stock awards, the Committee considers the recipient's position and responsibilities in the Company, performance and contributions made during the preceeding year, capabilities and potential for future contribution to the Company, the number of options and awards previously granted to the recipient and, for senior management, their progress toward achieving the Company's guidelines for stock ownership by senior management. Stock option and restricted stock awards for Mr. Storch are granted in accordance with the terms of his Employment Agreement.

Restrictions imposed on restricted stock awards vary and are designed, among other things, to encourage executives to stay with the Company and to maintain a focus on long-term objectives of the Company. Typically, restricted stock grants vest over five (5) years (20% each anniversary) or over seven (7) years (25% on fourth anniversary, 25% on sixth anniversary and 50% on seventh anniversary); restrictions on restricted stock used in lieu of cash to pay earned bonuses are released over three (3) years (1/3 of such shares each anniversary). Typically, awards (other than awards in lieu of cash to pay earned bonuses) are subject to forfeiture if employment terminates for any reason during the award cycle. During the award cycle the participant receives dividends on the restricted shares and also has the right to vote the awarded shares.

CHIEF EXECUTIVE OFFICER COMPENSATION

On October 9, 1996, David Storch, President and Chief Operating Officer of the Company, was elected Chief Executive Officer of the Company replacing Ira Eichner in that capacity, who continues as Chairman of the Board. Mr. Storch also continues as President of the Company.

Competitive compensation analyses by independent consultants are used by the Committee to ensure that the Chairman's and the Chief Executive Officer's base salaries and total compensation are at an appropriate competitive level relative to compensation for such positions at other companies in the relevant employment market.

The Committee's action with respect to Mr. Eichner's and Mr. Storch's total fiscal year 1997 compensation reflects consideration of the salary factors discussed earlier, recognition of significant achievements during the year including strong earnings growth above plan, expansion of capabilities through development of new products and acquisitions, upgrading of existing investment grade ratings on debt by Moody's and Standard & Poor's, an increase in shareholder value during the year (share price up 40.1% and total market capitalization up 59% or $210 million including the effects of a two million share public offering), and the leadership role played in the performance of the Company overall in maintaining the financial strength and liquidity of the Company. Mr. Eichner's base salary and annual bonus opportunity has been established at eighty percent (80%) of that of the President and Chief Executive Officer.

The base salary level of Mr. Eichner, Chairman of the Board (and for part of the fiscal year 1997, Chief Executive Officer), has been increased progressively since 1955 to reflect his performance, leadership and responsibilities for increasingly complex and diversified domestic and international operations as the Company has expanded into new product lines and markets. In 1996, Mr. Eichner's annual base salary was adjusted downward to $400,000 reflecting relinquishment of his Chief Executive Officer duties.

Mr. Storch's annual base salary was increased to $500,000 in 1996 to reflect his additional responsibilities as Chief Executive Officer of the Company. As Chief Operating Officer and newly named Chief Executive Officer, Mr. Storch's salary has steadily increased during his 19 years with the Company including eight years as Chief Operating Officer.

Mr. Eichner (who also served as Chief Executive Officer during part of fiscal year 1997), was awarded an incentive bonus in 1997 equal to 100% of his base salary reflecting achievement of (i) a 75% incentive opportunity benefit for operating performance based on a substantial improvement over the prior year in consolidated net sales (up 16.7%) and in net income (up 43.8%), and (ii) a 25% incentive opportunity benefit for asset management based on improving the balance sheet performance.

Mr. Storch was awarded an incentive bonus in 1997 equal to 100% of his base salary in effect as of May 31, 1997 reflecting achievement of (i) a 75% incentive opportunity benefit for operating performance based on a substantial improvement over the prior year in consolidated net sales (up 16.7%) and in net income (up 43.8%), and (ii) a 25% incentive opportunity benefit for asset management based on improving the balance sheet performance.

Mr. Eichner, Mr. Storch, and other executive officers named in the Summary Compensation Table below received the stock options and restricted stock awards reflected in the table. The number of shares covered by each grant reflects individual contributions and performance, as well as competitive industry practices, in the view of the Committee; it also continues the Committee's emphasis on executive share ownership and furthers the Company's objectives of tying incentive compensation to performance and aligning executives' interests with the interests of the Company's stockholders.

Long-term incentive awards and opportunities for Mr. Eichner and Mr. Storch were changed from prior practices to reflect business objectives for the Company over the coming years. It is the expectation of the Board of Directors that, based on performance, Mr. Storch, as the Chief Executive Officer, should have the opportunity to become a significant shareholder. In addition, the performance measures that govern the opportunities should be both economic and shareholder value related. Furthermore, such measures should be related to the Company's industry and investor communities. Pursuant to these objectives, Mr. Storch has the opportunity to earn up to 360,000 shares at the completion of four years service contingent upon the Company's performance versus (i) the Company's peer group index and (ii) the S&P Composite 500 Index, for both return on total capital and total return to shareholders. Finally, the Board may make awards of restricted stock and options each year based on annual performance.

The tables which follow and accompanying footnotes and narrative reflect the decisions covered by the above discussion.

FEDERAL INCOME TAX CONSIDERATIONS

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally prevents the Company from claiming deduction for compensation in excess of $1 million for any executives of the Company. This deduction limitation, however, does not apply to performance-based compensation that satisfies certain requirements under Section 162(m). The Committee has determined that it is in the best interests of the Company and its shareholders to structure compensation of executive officers so that compensation will not be subject to the deduction limit to the extent that it can reasonably do so in a manner that provides adequate incentives and allows the Company to attract and retain qualified executives. However, the Committee has and may in the future structure compensation arrangements that under certain circumstances may be subject to the deduction limit.

INCORPORATION BY REFERENCE

This report of the Committee shall not be deemed incorporated by reference by any general statement incorporating this Proxy Statement into any filing under the Securities Exchange Act of 1933 or under the Exchange Act (collectively, the "Acts"), except to the extent that the Company specifically incorporates this report by reference, and shall not otherwise be deemed filed under such Acts.

COMPENSATION COMMITTEE

    Erwin E. Schulze, Chairman
    A. Robert Abboud
    Edgar D. Jannotta
    Robert D. Judson
    Lee B. Stern

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

The following table shows, for the fiscal years ending May 31, 1997, 1996, and 1995, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to each of the five most highly compensated executive officers of the Company in all capacities in which they served.

                           SUMMARY COMPENSATION TABLE

                                                                                     Long Term Compensation
                                                                                   ---------------------------
                                                     Annual Compensation                     Awards
                                              ---------------------------------    ---------------------------
                                                                         Other       Restricted     Securities
                                                                        Annual         Stock        Underlying    All Other
                                                             Bonus      Compensation    Award(s)     Options     Compensation
Name and Principal Position             Year  Salary ($)     ($)(1)       ($)          ($)(2)          (#)          ($)(3)
--------------------------------------  ----  ----------   ----------   -------    --------------   ----------   ------------
IRA A. EICHNER                          1997    440,500      440,500     --           361,875         30,000        10,600
 CHAIRMAN AND FOUNDER                   1996    498,400      503,100     --           330,000         30,000         4,700
                                        1995    480,000      265,000    156,600(4)    206,250         30,000         3,600
DAVID P. STORCH                         1997    450,500      500,000     --           361,875        200,000        14,700
 PRESIDENT AND                          1996    348,900      352,200     --           165,619         75,000         4,700
 CHIEF EXECUTIVE OFFICER                1995    336,000      224,000     --           107,250         60,000         2,500
PHILIP C. SLAPKE                        1997    230,000      373,530     --           150,781         12,500         2,000
 VICE PRESIDENT-ENGINE                  1996    223,000      277,300     --           110,000         10,000         3,300
 GROUP                                  1995    214,600      215,900     --            68,750         10,000         2,600
HOWARD A. PULSIFER                      1997    177,800      100,000     --            90,469          7,500         3,600
 VICE PRESIDENT,                        1996    172,200       86,900     --            66,000          6,000         4,000
 GENERAL COUNSEL AND                    1995    165,800       67,500     --            41,250          6,000         3,100
 SECRETARY
TIMOTHY J. ROMENESKO                    1997    158,000      100,000     --            90,469          7,500         3,600
 VICE PRESIDENT, CHIEF                  1996    153,100       77,300     --            66,000          6,000         4,000
 FINANCIAL OFFICER &                    1995    136,700       60,000     --            41,250          6,000         1,800
 TREASURER

------------

(1) Fiscal 1997 bonus compensation for Mr. Eichner was paid 100% in cash, for Mr. Storch 80% in cash and 20% in restricted stock, and for all others 90% in cash and 10% in restricted stock, based on NYSE May 31, 1997 closing price, in accordance with applicable employment contracts and the Company's executive and key employment incentive bonus payment policy. The restricted stock vests over a three year period (one-third each grant anniversary date). Dividends are paid on all shares of restricted stock to the same extent as any other shares of the Company's Common Stock.

(2) As of May 31, 1997, fiscal year, the following shares of restricted stock were held by each named executive: Mr. Eichner, 23,659; Mr. Storch, 35,913; Mr. Slapke, 19,008; Mr. Pulsifer, 10,438; Mr. Romenesko, 10,361. The May 31, 1997, market value of each named executive's restricted stock is as follows:
    Mr. Eichner, $733,429; Mr. Storch, $1,113,303; Mr. Slapke, $589,248;
    Pulsifer, $323,578; Mr. Romenesko, $321,191. Dividends are paid on all shares of restricted stock to the same extent as any other shares of the Common Stock.

(3) "All Other Compensation" includes the following: (i) contributions to the Company's 401(k) Plan on behalf of each of the named executives as a 1% match of 1997 pre-tax elective deferred contributions (Mr. Eichner $1,600; Mr. Storch $1,600; Mr. Slapke $1,500; Mr. Pulsifer $1,500; and Mr. Romenesko, $1,500), (ii) premium payments for each of the named executives under the Company's standard health plan (Mr. Pulsifer, $2,100; Mr. Romenesko; $2,100; and Mr. Slapke, $1,400); (iii) the value of the benefit of the remainder of premiums paid by the Company above the cash value of the policies pursuant to the Company's "split dollar" insurance program in the following amounts: Mr. Eichner, $9,000; Mr. Storch, $13,100.

(4) Represents a tax reimbursement to Mr. Eichner due to the Company's funding of Supplemental Executive Retirement Plan ("SERP") benefits.

STOCK OPTIONS

The following table sets forth certain information regarding stock options granted to the named executive officers in fiscal 1997 (the Company does not grant stock appreciation rights). In addition, hypothetical gains or "option spreads" that would exist for the respective options are shown based on assumed rates of annual compound stock price appreciation of 0%, 5% and 10% required (in the case of the 5% and 10% rates) by applicable regulations of the Securities and Exchange Commission; these rates are for illustration purposes only and are not a forecast of future appreciation. The Company did not use an alternative formula for a grant date valuation, as the Company is not aware of any formula which will determine, with reasonable accuracy, a present value based on future unknown or volatile factors. The table also shows that the increase in potential realizable value of such options, if any, will be less than 1% of the increase in potential realizable value to the other stockholders.

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                       Individual Grants
                                      ----------------------------------------------------   Potential Realizable Value at
                                        Number of       % of Total                           Assumed Annual Rates of Stock
                                        Securities       Options      Average                Price Appreciation for Option
                                        Underlying      Granted to    Exercise                         Term (3)
                                         Options       Employees in    Price    Expiration   -----------------------------
                Name                  Granted (#)(1)   Fiscal Year    ($/Sh)     Date (2)    0%     5% ($)       10% ($)
------------------------------------  --------------   ------------   -------   ----------   ---  -----------  -----------
Ira A. Eichner......................      30,000(4)        4.81%      $24.125   10/09/06      0      $455,162   $1,153,471
                                          10,048*          1.61%      $25.875   10/10/00      0       $56,030     $120,662
                                           8,425*          1.35%      $25.875   01/14/02      0       $74,140     $168,198
                                           5,623*          0.90%      $25.875   01/12/03      0       $59,231     $138,034
                                           4,637*          0.74%      $25.875   01/11/04      0       $57,286     $137,211
                                           3,188*          0.51%      $25.875   01/17/05      0       $45,479     $112,016
                                           4,057*          0.65%      $25.875   10/11/05      0       $57,876     $142,550

David P. Storch.....................     200,000(5)       32.08%      $20.00    07/09/06      0    $2,515,578   $6,374,970
                                           7,768*          1.24%      $25.875   10/10/00      0       $43,316      $93,283
                                           5,371*          0.86%      $25.875   10/09/01      0       $38,396      $84,845
                                           4,212*          0.67%      $25.875   01/14/02      0       $37,065      $84,089
                                           3,877*          0.62%      $25.875   10/14/02      0       $34,118      $77,401
                                           2,811*          0.45%      $25.875   01/12/03      0       $29,610      $69,005
                                           3,184*          0.51%      $25.875   10/13/03      0       $33,539      $78,161
                                           3,478*          0.55%      $25.875   01/11/04      0       $42,968     $102,915
                                           6,376*          1.02%      $25.875   01/17/05      0       $90,958     $224,033
                                          10,144*          1.62%      $25.875   10/11/05      0      $144,710     $356,429
                                           1,317*          0.21%      $25.375   10/14/02      0       $11,366      $25,785
                                           1,623*          0.26%      $25.375   10/13/03      0       $16,766      $39,072

Philip C. Slapke....................      12,500           2.00%      $24.125   10/09/06      0      $189,651     $480,613

Howard A. Pulsifer..................       7,500           1.20%      $24.125   10/09/06      0      $113,791     $288,368
                                           3,361*          0.53%      $23.25    10/10/00      0       $16,840      $36,266
                                           1,406*          0.22%      $23.25    01/14/02      0       $11,118      $25,222
                                           1,095*          0.17%      $23.25    01/12/03      0       $10,364      $24,153
                                           1,032*          0.16%      $23.25    01/11/04      0       $11,456      $27,439
                                             709*          0.11%      $23.25    01/17/05      0        $9,088      $22,385
                                             278*          0.04%      $29.375   01/14/02      0        $2,256       $4,986
                                             288*          0.04%      $29.375   01/12/03      0        $2,877       $6,527
                                             408*          0.06%      $29.375   01/11/04      0        $4,879      $11,370
                                             561*          0.09%      $29.375   01/17/05      0        $7,868      $18,846
                                             714*          0.11%      $29.375   10/11/05      0       $10,014      $23,985

                                                       Individual Grants
                                      ----------------------------------------------------   Potential Realizable Value at
                                        Number of       % of Total                           Assumed Annual Rates of Stock
                                        Securities       Options      Average                Price Appreciation for Option
                                        Underlying      Granted to    Exercise                         Term (3)
                                         Options       Employees in    Price    Expiration   -----------------------------
                Name                  Granted (#)(1)   Fiscal Year    ($/Sh)     Date (2)    0%     5% ($)       10% ($)
------------------------------------  --------------   ------------   -------   ----------   ---  -----------  -----------
Timothy J. Romenesko................       7,500           1.20%      $24.125   10/09/06      0      $113,791     $288,368
                                           2,085*          0.33%      $20.375   10/10/00      0        $9,155      $19,716
                                           1,337*          0.21%      $20.375   01/14/02      0        $9,265      $21,018
                                             892*          0.14%      $20.375   01/12/03      0        $7,399      $17,242
                                             883*          0.14%      $20.375   01/11/04      0        $8,590      $20,574
                                             809*          0.12%      $20.375   01/17/05      0        $9,088      $22,384
                                             228*          0.03%      $29.75    01/14/02      0        $1,874       $4,141
                                             203*          0.03%      $29.75    01/12/03      0        $2,054       $4,660
                                             302*          0.04%      $29.75    01/11/04      0        $3,658       $8,524
                                             554*          0.08%      $29.75    01/17/05      0        $7,869      $18,848
                                             705*          0.11%      $29.75    10/11/05      0       $10,014      $23,985

All Stockholders....................         N/A            N/A          N/A       N/A        0   $255,217,080 $646,962,555

All Employee Optionees..............     451,000          72.36%      $22.30    10/09/06      0    $6,323,020  $16,028,540
                                         172,292*         27.64%      $25.82     Various           $1,512,943   $3,432,351

Total Optionee Gain as % of all
 Stockholder Gain...................         N/A            N/A          N/A       N/A        0            3%           3%

------------

(1) 10 year options subject to reload and rights provisions; 20% of option shares become exercisable on the 1st, 2nd, 3rd, 4th and 5th anniversary dates of the grant except as otherwise noted.

(2) These options are subject to earlier expiration in the event of termination of employment.

(3) Data shows appreciation in value of stock from market value on the date of option grant.

(4) Become exercisable in equal amounts on the 1st and 2nd anniversary date of the grant.

(5) Become exercisable in equal amounts on the 1st, 2nd, 3rd and 4th anniversary date of the grant.

* These items represent reload options resulting from the exercise of an original option grant received by the holder in prior years which contained a reload option feature. Under the terms of the original grant, reload options result upon the exercise, in whole or in part, of the original option grant and surrender of shares then owned by the option holder in payment of the exercise price of the initial option. The reload option may be exercised for the number of shares surrendered at an exercise price equal to the fair market value of the Company's stock on the date the original option is exercised, and is only valid for the remaining term of the original option. Reload options have been included in the calculation of the percentage of total options granted to employees set forth in the chart. Further, the values shown in the Potential Realizable Value columns are duplicative of a portion of the value disclosed in such columns in the year of the original option grant and do not represent new value above that of the original grant.

AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

The following table shows stock options exercised by named executive officers during fiscal 1997, including the aggregate value of gains on the date of exercise. In addition, this table includes the number of shares of Common Stock covered by both exercisable and non-exercisable stock options as of May 31, 1997. Also reported are the number and value of "in-the-money" unexercised options.

   AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR-END OPTION
                                     VALUES

                                                                    Number of Securities
                                                                   Underlying Unexercised         Value of Unexercised
                                                                      Options at Fiscal          In-the-Money Options at
                                                     Value              Year-End (#)             Fiscal Year-End ($)(2)
                                Shares Acquired     Realized     ---------------------------   ---------------------------
             Name               on Exercise (#)      ($)(1)      Exercisable   Unexercisable   Exercisable   Unexercisable
------------------------------  ---------------   ------------   -----------   -------------   -----------   -------------
Ira A. Eichner................      74,000         $  983,750      53,978          84,000       $496,887      $1,044,250
David P. Storch...............      99,000         $1,262,035      69,161         313,100       $586,045      $3,931,017
Philip C. Slapke..............           0                  0      35,450          30,800       $644,650      $  369,975
Howard A. Pulsifer............      27,218         $  287,205       2,249          18,200       $  3,654      $  217,275
Timothy J. Romenesko..........      20,156         $  200,300       1,992          17,600       $  2,490      $  207,100

------------

(1) Value realized equals the fair market value on the date of exercise, less the exercise price, times the number of shares acquired.

(2) Value of unexercised in-the-money options equals the fair market value of the Common Stock at May 31, 1997, less the exercise price, times the number of option shares outstanding. The closing price of the Common Stock on the NYSE at May 31, 1997, was $31.00.

PENSION PLANS

The following table indicates a straight life annuity pension benefit (based on 30% of an employee's final average compensation) payable annually under the AAR CORP. Retirement Plan ("Retirement Plan") and Supplemental Key Employee Retirement Plan ("SKERP") commencing at age 65 at various combinations of average compensation and years of service.

                             PENSION BENEFIT TABLE

                                                          Annual Benefit for
                                                           Years of Service
                                                          ------------------
    Final Average Compensation                               15        20
    ----------------------------------------------------  --------  --------
    $ 100,000...........................................  $ 22,500  $ 30,000
      125,000...........................................    28,125    37,500
      150,000...........................................    33,750    45,000
      175,000...........................................    39,375    52,500
      200,000...........................................    45,000    60,000
      225,000...........................................    50,625    67,500
      250,000...........................................    56,250    75,000
      275,000...........................................    61,875    82,500
      300,000...........................................    67,500    90,000
      350,000...........................................    78,750   105,000
      400,000...........................................    90,000   120,000
      450,000...........................................   101,250   135,000
      500,000...........................................   112,500   150,000
      600,000...........................................   135,000   180,000
      700,000...........................................   157,500   210,000
      800,000...........................................   180,000   240,000
      900,000...........................................   202,500   270,000
     1,000,000..........................................   225,000   300,000
     1,100,000..........................................   247,500   330,000
     1,200,000..........................................   270,000   360,000
     1,300,000..........................................   292,500   390,000
     1,400,000..........................................   315,000   420,000
     1,500,000..........................................   337,500   450,000

The Company's Retirement Plan covers all named executive officers. Benefits under the Retirement Plan are determined pursuant to a formula set forth in the Retirement Plan and take into consideration years of credited service, a percentage of the participant's final average compensation (the five highest consecutive calendar years of compensation out of the employee's last ten calendar years of employment) and adjustments for social security "covered compensation" which is an "offset" under the Retirement Plan. The term "compensation" means cash compensation shown as income on an employee's Form W-2, plus amounts contributed to the Profit Sharing Plan and reduced by certain items specified in the Retirement Plan. Notwithstanding the preceding sentence, compensation for purposes of the Retirement Plan is subject to an annual compensation limitation of $150,000 as adjusted from time to time by the Commissioner of Internal Revenue in accordance with applicable provisions of the Code.

The aggregate salary and bonus compensation shown for the executive officers named in the Summary Compensation Table above is the compensation currently included for purposes of determining benefits under the Retirement Plan and SKERP described below. The number of years of credited service under the Plan (effective maximum is 20 years), is as follows: Mr. Eichner, 20 years; Mr. Storch, 19 years; Mr. Pulsifer, 10 years; Mr. Romenesko, 16 years; and Mr. Slapke, 13 years. Benefits under the Retirement Plan may be limited by applicable laws or regulations.

SUPPLEMENTAL KEY EMPLOYEE RETIREMENT BENEFITS

The Company also provides supplemental retirement benefits to certain executives and key employees under the SKERP. All of the named executives are participants in the SKERP, except that Mr. Eichner's participation does not include supplemental retirement benefits. The SKERP is designed to restore the approximate amount of employer-provided benefits under the Company's Retirement Plan lost as a result of Code limitations, including those limiting compensation for purposes of benefit calculations. Such lost benefits restored under the SKERP are determined in the same manner, using the same compensation data and years of credited service, as retirement benefits are determined under the Retirement Plan described above, subject to maximum compensation limits established by the Company from time to time (presently $350,000 for key employee participants and $500,000 for executive officer participants). The SKERP also provides for aggregate retirement benefits at fifty percent (50%) of final average compensation (as defined in the Retirement Plan) for certain executive officers designated by the Compensation Committee (including four of the named executive officers), subject to maximum compensation limits established by the Company from time to time and reduced by certain items specified in the Retirement Plan. The SKERP is unfunded and supplemental retirement benefits thereunder are forfeited if the participant violates a covenant not to compete set forth in the SKERP or his or her employment is terminated for cause.

Mr. Eichner is also the beneficiary of a Supplemental Executive Retirement Plan ("SERP"). Annual retirement benefits under the SERP are equal to 80% of his aggregate average of annual salary, bonus and long-term incentive cash payments ("cash compensation") for the three fiscal years during the ten fiscal years preceding the date of his termination of active employment during which his cash compensation was highest, subject to an offset for benefits received under the Retirement Plan and certain reductions. Based on Mr. Eichner's cash compensation history to date, it is estimated that he would receive an annual net of tax retirement benefit of $551,000 upon retirement at age 66. The Company funds the benefits through an irrevocable trust arrangement with a bank. The level of funding is based on actuarial computations determined by an independent actuary. The residual in the trust upon the death of Mr. Eichner will be paid to his estate or designated beneficiaries.

STOCKHOLDER RETURN PERFORMANCE GRAPH

The following graph compares the five-year cumulative total stockholder return (including reinvestment of dividends) of the Company, the S&P (Standard & Poor's) Composite--500 Stock Index, and a peer group index selected by the Company.

The S&P Composite--500 Stock Index is comprised of domestic industry leaders in four major sectors: Industrials, Financials, Utilities and Transportation, and serves as a broad indicator of the performance of the U.S. equity market. The peer group index selected by the Company is comprised of companies engaged in engine, airframe and/or manufacturing activities in support of the aerospace/aviation aftermarket similar to those conducted by the Company. The peer group selected by the Company is comprised of the following companies:
Aviall, Inc., Banner Aerospace, Inc., Greenwich Air Services, Inc., Hi-Shear Industries, Inc., Sequa Corp., SPS Technologies Inc., UNC, Inc., and Wyman Gordan Co.

These indices relate only to stock prices; they do not purport to provide a direct comparison of the business or financial performance of the companies comprising such indices with the Company or with each other.

                 COMPARISON OF FIVE-YEAR CUMULATIVE STOCKHOLDER
                                TOTAL RETURN (1)

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

    RETURN TO SHAREHOLDER
Index                             AAR CORP.     S&P 500       PEER GROUP
FY92                                  $ 100       $ 100            $ 100
FY93                               $ 109.03    $ 111.61          $ 84.46
FY94                               $ 119.93    $ 116.36          $ 92.23
FY95                               $ 131.88    $ 139.86          $ 85.16
FY96                               $ 196.28    $ 179.63         $ 150.58
FY97                               $ 280.31    $ 232.25         $ 179.16

----------
   (1) Assumes $100 invested on June 1, 1992, and reinvestment of dividends in the Company's Common Stock, S&P Composite--500 Stock Index and Companies comprising the Peer Group.

EMPLOYMENT AND OTHER AGREEMENTS

Mr. Eichner has an agreement with the Company providing for employment in his present capacity at a base compensation of $400,000 per year, effective October, 1996, or such increased amount as the Board may determine, and for retirement benefits following termination of his full-time employment with the Company pursuant to the Retirement Plan, and the SKERP and SERP described under "Pension Plans" above. His term of employment is continuously extended so as to have a remaining term of three years, but shall expire on the first to occur of his death, disability, voluntary termination or attainment of age 68.

The Company has entered into an irrevocable trust agreement with The Northern Trust Company as trustee to fund at certain dates the Company's obligations to Mr. Eichner and his widow or other beneficiary under his employment agreement. The Company will pay bonuses to Mr. Eichner (or his widow or other beneficiary) to provide for federal, state and local income taxes incurred as a result of contributions to the trust and income earned by trust assets. Mr. Eichner's estate or designated beneficiary(ies) will receive any residual amounts in the trust after payment of all retirement and other obligations under the trust agreement.

The Company has entered into an employment agreement ("Employment Agreement") with Mr. Storch, designed to assure his continued services with the Company, at a base compensation of $500,000 per year, effective October, 1996, or such increased amount as the Board may determine. Mr. Storch's term of employment is continuously extended so as to have a remaining term of three years, but shall expire upon his death, disability, retirement or termination by the Company or Mr. Storch pursuant to the terms of the Employment Agreement.

The Employment Agreement sets forth the terms and conditions of Mr. Storch's employment, including: confidentiality and non-compete provisions, participation in the Company's benefit plans, a severance payment upon termination of employment by the Company for other than cause (as defined in the Employment Agreement) prior to a change in control of the Company (as defined in the Employment Agreement) equal to two times base salary then in effect, a severance payment equal to three (3) times his average cash compensation (base salary plus cash bonus) for the last two fiscal years of employment upon termination of employment under certain circumstances in the event of a change in control of the Company, an incentive bonus opportunity of up to 100% of base salary subject to annual financial targets approved by the Compensation Committee (any bonus in excess of 80% of base salary is payable in three year restricted stock), and long term incentive stock compensation consisting of an option grant of 200,000 shares, annual restricted stock awards of up to 15,000 shares each year for four years in the discretion of the Compensation Committee, and 360,000 performance shares to be granted at the completion of a four year performance period contingent upon the Company's performance versus the Company's Peer Group index and the S&P500 index, for both return on capital and total return to shareholders.

The Company has entered into split dollar life insurance agreements with Mr. Eichner and Mr. Storch. Under the agreements, the Company will fund the annual insurance premiums for the policies subject to reimbursement from the cash value or death benefit proceeds of the policies or by the individuals for any deficiency in the event of early termination of the policies for any reason.

The Company has entered into severance agreements with certain key employees, including all named executive officers other than Mr. Storch and Mr. Eichner. The severance agreements are substantially identical, include confidentiality and non-compete covenants, and provide for payment of compensation and certain benefits in consideration thereof in the event of termination of employment for other than cause, including a change in control of the Company. Severance equal to one year base salary plus any earned incentive cash bonus will be paid upon termination of employment for other than cause (as defined in the severance agreement) prior to a change in control of the Company; severance equal to three times average annual total compensation (base salary plus cash bonus) for the last two fiscal years of employment will be paid upon termination of employment under certain circumstances following a change in control of the Company.

DIRECTORS' COMPENSATION

Directors who are not officers or employees of the Company or any subsidiary each receive an annual retainer of $28,000 payable only in Common Stock of the Company, a fee of $1,750 for attendance at each meeting of the Board of Directors or of any Board committee and reimbursement of expenses. The chairman of each committee receives an additional $2,000 annual retainer. The Company also provides each of its outside directors with group term life insurance coverage of $200,000. In addition, under the AAR CORP. Stock Benefit Plan, each outside director, upon becoming a director, automatically receives stock options for 10,000 shares of the Common Stock which can be exercised in 25% increments each anniversary grant date at the closing NYSE price on the date of grant. Directors who are officers or employees of the Company or any subsidiary receive no additional compensation for service on the Board of Directors or any of its committees. The directors may elect to defer receipt of their respective annual retainer and committee fees pursuant to the Company's Nonemployee Directors' Deferred Compensation Plan.

The Company also has a Directors' Retirement Plan for its outside directors. The Plan provides for a benefit to outside directors upon retirement on or after age 65, provided they have completed at least five years of service as a director. Benefits are payable as a quarterly annuity in an amount equal to 25% of the annual retainer fee payable by the Company to an active outside director. Payment of benefits commences upon retirement and continues for a period equal to the total number of years of the retired director's service as a director to a maximum of ten years or death, whichever first occurs. The Directors' Retirement Plan is unfunded. As of May 31, 1997, one former director was receiving benefits under the Directors' Retirement Plan.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Mr. Jannotta, a director of the Company, is a Senior Director of William Blair & Company, which from time to time has rendered investment banking services to the Company, for which it has received customary compensation. In 1996, the Company entered into an Underwriting Agreement pursuant to which William Blair & Company served as co-manager of a public offering of securities on February 6, 1997. Pursuant to the Underwriting Agreement, the Company indemnified William Blair & Company against certain liabilities, and, compensated William Blair & Company for its services. Management believes the Underwriting Agreement was on terms as favorable to the Company as if made with a non-affiliated party. It is anticipated that the Company may engage William Blair & Company for additional services in the future.

                                   PROPOSAL 2

APPROVAL OF AN AMENDMENT TO THE AAR CORP. STOCK BENEFIT PLAN TO LIMIT TO 300,000 THE NUMBER OF SHARES OF COMMON STOCK THAT MAY BE GRANTED UNDER THE PLAN TO ANY GRANTEE DURING ANY 12-MONTH PERIOD

PROPOSED AMENDMENT TO THE PLAN

Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code"), generally precludes a publicly traded company from taking a federal income tax deduction for compensation in excess of $1 million paid to the company's chief executive officer or any of the four next highest paid executive officers, subject to several exceptions, including an exception for compensation paid under a stockholder-approved plan that is "performance-based" within the meaning of Section 162(m). Compensation attributable to a stock option or stock appreciation right is deemed to be performance-based if, among other things, the underlying plan, as approved by the stockholders, includes a limit on the number of shares for which stock options or stock appreciation rights may be granted to any one person during a specified period. The Board of Directors believes that it is in the best interests of the Company to ensure, to the extent possible, the full deductibility of compensation attributable to stock options ("Options") and "limited rights" (as defined below) granted under the AAR CORP. Stock Benefit Plan (the "Plan"). Accordingly, the Board has unanimously adopted, subject to stockholder approval, an amendment to the Plan which provides that the maximum number of shares of Common Stock with respect to which Options or limited rights, or any combination thereof, may be granted to any one person under the Plan within any 12-month period shall not exceed 300,000 shares. If this proposal is not approved by the stockholders, the Company's named executive officers will receive compensation pursuant to the terms of applicable employment agreements or under alternative compensation arrangements approved by the Committee in its discretion.

SUMMARY OF THE PLAN

The Plan was approved by the Company's stockholders in 1992, and an amendment to the Plan was approved by the stockholders in 1996. The Compensation Committee of the Board of Directors administers the Plan and has the authority to determine the key employees to whom awards are to be granted under the Plan, the term and other terms and conditions of each award, the applicable vesting schedule, and the number of shares of Common Stock covered by an award. As of May 31, 1997, 107 employees were eligible to receive awards under the Plan. In fiscal 1997, 107 employees received such awards.

As of June 30, 1997, a total of 111,746 shares were available for issuance under the Plan. On January 1 of each calendar year prior to December 31, 2001, an additional number of shares equal to 2% of the issued and outstanding shares of Common Stock as of such date becomes available for issuance. Notwithstanding the foregoing, no more than 1,000,000 shares of Common Stock may be subject to incentive stock options granted under the Plan.

Under the Plan, the Company may grant the following types of awards:

OPTIONS. Options may be either non-qualified stock options or incentive stock options. Subject to certain limited exceptions, the exercise price must equal the fair market value per share of the Common Stock on the date of grant. Payment of the exercise price may be made in cash, in shares of Common Stock, or as otherwise authorized by the Compensation Committee at the time of grant. Subject to certain limited exceptions, including a change in control of the Company (as defined in the Plan), non-qualified stock options may not be exercised before the first anniversary date of grant. Each Option will expire on the date fixed by the Compensation Committee at the time of grant but in no event later than the tenth anniversary of the date of grant. In its discretion, the Compensation Committee, may grant an additional Option (a "Reload Option") for the number of shares used by the grantee to pay the exercise price of the original Option, provided that such Reload Option must be subject to the same terms as the original Option except that the exercise price of a Reload Option must be equal to the fair market value of the Common Stock at the time that the original Option is exercised. The Plan also provides for an automatic grant of a non-qualified stock option to acquire 10,000 shares of Common Stock, exercisable over four years, to each non-employee director on the date such person becomes a director of the Company.

LIMITED RIGHTS. The Compensation Committee may also grant to any key employee who is the holder of an Option under the Plan the right to surrender all or a portion of the Option following a change in control of the Company (as defined in the Plan) in return for an amount of cash determined by the Compensation Committee at the time of grant but in no event greater than the excess of the fair market value of the shares covered by the Option over the aggregate exercise price (a "Limited Right"). No Limited Right will be exercisable until six months after the date of grant or on such later date on which the Option to which it relates becomes exercisable.

RESTRICTED STOCK. The Compensation Committee may also grant awards of restricted stock to key employees, either separately from or in tandem with, the grant of an Option. Subject to certain limited exceptions (including a change in control of the Company), such restrictions may not lapse sooner than the first or later than the tenth anniversary of the date of grant.

Information relating to awards made in fiscal 1997 under the Plan to the executive officers named in the Summary Compensation Table is presented in the various tables under the caption "Executive Compensation and Other Information." In addition, 203,000 Options at an average exercise price of $24.125 per share were granted to all non-officer employees as a group. Awards to be made in the future under the Plan are not yet determinable since they are discretionary (other than the automatic grants to non-employee directors). On July 31, 1997, the last reported sales price for the Common Stock on the New York Stock Exchange was $35.75 per share.

The Board of Directors may terminate, suspend or modify the Plan, without the authorization of the stockholders, to the extent allowed by law. No termination, suspension or modification of the Plan may adversely affect any rights of a holder of an award granted under the Plan before the date of such termination, suspension or modification.

FEDERAL INCOME TAX CONSEQUENCES

Neither non-qualified stock options, incentive stock options, nor restricted stock awards require the holder to recognize income, or entitle the Company to a deduction, at the time of grant.

Upon the exercise of a non-qualified stock option, the holder will recognize ordinary income in an amount equal to the excess of the fair market value of the option stock as of the date of exercise over the exercise price. Upon the vesting of a restricted stock award, the holder will realize ordinary income in an amount equal to the fair market value of the restricted stock at such time. A holder may elect to recognize ordinary income on the fair market value of the restricted stock at the date of the award, and thus recognize capital gain on the subsequent sale of the stock in an amount equal to the excess of the fair market value of the stock at the date of vesting over the fair market value at the date of the award.

Incentive stock options are not ordinarily subject to taxation until the holder sells the option stock, although the excess of the fair market value of the option stock over the exercise price is a tax preference item subject to alternative minimum taxation at the time of exercise. When stock acquired through exercise of an incentive stock option is sold at least two years after grant and at least one year after exercise, the holder recognizes as capital gain or loss the difference between the sale proceeds of the option stock and the exercise price. If these holding periods are not met, the holder will recognize ordinary income on the excess of the sale proceeds over the exercise price.

Subject to Section 162(m), the Company is entitled to a deduction when and to the extent the holder recognizes ordinary income upon the vesting of a restricted stock award or the exercise of a non-qualified stock option, provided the Company complied with certain withholding requirements. In the case of an incentive stock option, the Company is not entitled to a deduction where the holder recognizes capital gain; the Company is, however, entitled to a deduction when and to the extent the holder recognizes ordinary income upon sale of the option stock within either of the two previously mentioned holding periods.

VOTE REQUIRED FOR APPROVAL

The proposed amendment to the Plan must be approved by a majority of the shares of Common Stock present in person or by proxy and entitled to vote at the 1997 Annual Meeting.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE AAR CORP. STOCK BENEFIT PLAN.

                                   PROPOSAL 3

APPROVAL OF PERFORMANCE GOALS UNDER THE PERFORMANCE RESTRICTED STOCK INCENTIVE PROGRAM FOR THE CHIEF EXECUTIVE OFFICER

BACKGROUND

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly traded company from taking a tax deduction for compensation in excess of $1 million paid to the Company's Chief Executive Officer, subject to several exceptions, including an exception for compensation paid under a plan having stockholder-approved "performance-based" goals within the meaning of
Section 162(m).

The Compensation Committee of the Board of Directors has unanimously adopted performance goals under a Long-Term Performance Restricted Stock Incentive Bonus program for David P.

Storch, the Company's Chief Executive Officer, subject to stockholder approval of such performance goals. This program is designed to (i) tie a significant portion of the total compensation of the Chief Executive Officer to the creation of shareholder value relative to other investments and not simply on the basis of stock price or stock market movement, (ii) provide incentive compensation opportunities contingent upon achieving better than average economic performance as compared with peers and the general market, (iii) provide an incentive opportunity in the form of performance-based restricted stock that results in significant stock ownership, the value of which is contingent upon sustained performance; and (iv) to the extent possible, consistent with the Company's performance and compensation objectives, qualify such compensation as "performance-based" for purposes of Section 162(m) of the Internal Revenue Code so that the Company will be entitled to a tax deduction on the payment of such awards.

LONG-TERM PERFORMANCE RESTRICTED STOCK INCENTIVE BONUS PERFORMANCE GOALS

Under Mr. Storch's Long-Term Performance Restricted Stock Incentive Bonus program, based on achievement of specified goals, Mr. Storch may earn up to 360,000 restricted shares of the Company's Common Stock in accordance with a performance unit matrix covering a four year performance period commencing July 9, 1996, the date of his appointment as Chief Executive Officer. The number of restricted shares to be awarded, if any, will be determined at the end of the performance period based on achievement of the following specified performance goals and performance unit matrix:

    A. The Company's cumulative percentage Total Return to Shareholders as compared to the S&P 500 Composite Index Total Return to Shareholders; and

    B. The Company's cumulative percentage Total Return to Shareholders as compared to its Peer Group Composite Index Total Return to Shareholders; and

    C. The Company's average Return on Capital as compared to the S&P 500 Composite Index average Return on Capital; and

    D. The Company's average Return on Capital as compared to the Company's Peer Group Composite Index average Return on Capital.

For purposes of this program (i) "Total Return to Shareholders" means the cumulative share price appreciation plus dividends (reinvested); (ii) "Peer Group Composite Index" means the index selected by the Company from time to time for performance comparisons in the Company's annual proxy statement pursuant to applicable Securities and Exchange Commission regulations; and (iii) "Return on Capital" means earnings before interest and taxes (EBIT) divided by Total Capital (debt plus equity minus cash).

Performance units will be earned in accordance with the following performance unit matrix:

                                        Performance Units Earned for Each
                 % of Target Achieved*    of the Four Performance Goals
                 ---------------------  ----------------------------------
                          0 - 80                             0
                              81                        30,000
                             100                        60,000
                             120                        75,000
                            120+                        90,000

        *With respect to Total Return to Shareholders goals, 100% achievement will be the median of the S&P 500 and the 60th percentile of the Peer Group; with respect to the Return on Capital goals, 100% achievement will be 80% of the median of the S&P 500 and 60th percentile of the Peer Group. Results between the amounts shown on the schedule will be computed by linear interpolation.

One share of restricted stock will be awarded for each performance unit earned under the above performance unit matrix, subject to a maximum total dollar value of $12,690,000 based on the New York Stock Exchange closing price for the Company's Common Stock on July 9, 2000. The shares will be restricted for three years after July 9, 2000, with fifty percent (50%) vesting on the first anniversary date of the award and fifty percent (50%) vesting on the third anniversary date of the award. In the event Mr. Storch's employment with the Company is terminated within twenty-four (24) months following a Change in Control of the Company, as that term is defined in Mr. Storch's Employment Agreement, occurring prior to July 9, 2000 pursuant to the Change-in-Control provisions of Mr. Storch's Employment Agreement, the above stated dollar value limit will be removed and 360,000 shares will be awarded and such compensation will not be deductible under applicable Internal Revenue Code provisions.

If this proposal is approved by the stockholders, Mr. Storch's Employment Agreement will be amended to reflect the approved goals and long-term restricted stock incentive award opportunity described in this proposal in lieu of the existing performance share award opportunity presently provided for in his Employment Agreement. If this proposal is not approved by the stockholders, Mr. Storch will receive compensation pursuant to the terms of his Employment Agreement described in the Employment and Other Agreements section of this Proxy Statement, or other alternative compensation arrangements approved by the Board and acceptable to Mr. Storch.

PROGRAM ADMINISTRATION

Mr. Storch's Long-Term Performance Restricted Stock Incentive Program will be administered by the Board's Compensation Committee (the "Committee"), consisting of at least two non-employee directors, each of whom is intended to qualify as an "outside director" within the meaning of Section 162(m) of the Code.

FEDERAL INCOME TAX CONSEQUENCES

Under present federal income tax law, Mr. Storch will realize ordinary income in the year restrictions are released in an amount equal to the fair market value of the restricted shares released. The Company will receive a deduction for the amount constituting ordinary income to the participant, provided that the requirements of Section 162(m) which limits the deductibility of non-performance related compensation paid to certain corporate executives are satisfied.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present in person or by proxy and entitled to vote at the Annual Meeting is required to approve the performance goals under the Long-Term Performance Restricted Stock Incentive program for Mr. Storch.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE PERFORMANCE GOALS UNDER THE LONG-TERM PERFORMANCE RESTRICTED STOCK INCENTIVE PROGRAM FOR MR. STORCH.

                                   PROPOSAL 4

APPROVAL OF THE AAR CORP. SECTION 162(M) PERFORMANCE BASED ANNUAL CASH BONUS PROGRAM

BACKGROUND

Section 162(m) of the Internal Revenue Code of 1986, as amended, generally precludes a publicly traded company from taking a tax deduction for compensation in excess of $1 Million paid to a company's chief executive officer or any of the company's four next highest paid executive officers, subject to several exceptions, including an exception for compensation paid under a stockholder-approved plan that is "performance-based" within the meaning of Section 162(m).

The Company's Board of Directors and the Compensation Committee believe that, as a matter of general policy, the Company's incentive compensation plans should be structured to ensure the full deductibility of compensation under Section 162(m), but that the Compensation Committee should reserve the right to establish separate incentive compensation arrangements for otherwise covered executive officers that may not meet Section 162(m) deductibility requirements if it determines, in its sole discretion, that doing so would be in the Company's best interests.

To come within the Section 162(m) exception for "performance-based" plans, the Compensation Committee has established a Section 162(m) Performance Based Annual Cash Bonus program ("Section 162(m) Bonus Program") for certain Company officers, subject to the approval of such program by the Company's stockholders at the Company's 1997 annual meeting.

The purpose of the Section 162(m) Bonus Program is (i) to retain and motivate key senior executives of the Company who have been designated as participants in the Section 162(m) Performance Based Annual Cash Bonus Program for a given fiscal year, by providing them with the opportunity to earn annual bonus awards that are based on the extent to which specified performance goals for such year have been achieved or exceeded and (ii) to structure annual bonus opportunities in a way that will qualify the awards made as "performance-based" for purposes of Section 162(m) so that the Company will be entitled to a tax deduction on the payment of such incentive awards to such employees.

Bonus eligible officers and other key employees not designated as participants in the Section 162(m) Bonus Program for any given year will generally be eligible for coverage under one of the Company's other annual bonus plans and arrangements.

The Compensation Committee believes that annual cash bonuses serve as an incentive to focus on the annual goals that are necessary to preserve and grow shareholder wealth. As part of its pay for performance policy and its long history of maintaining the strong balance sheet necessary to survive and thrive in our industry, the Compensation Committee establishes explicit goals for key members of management that will provide competitive opportunities upon the achievement of the pre-established goals. If this proposal is not approved by the stockholders, the Company's officers and key employees may receive annual cash bonus awards in the discretion of the Compensation Committee under alternative compensation arrangements approved by the Committee.

SECTION 162(M) BONUS PROGRAM OPPORTUNITIES AND AWARDS

Within the first 90 days of each fiscal year, the Compensation Committee will establish specific goals for the Chairman and CEO and certain other executive officers of the Company (as appropriate in the Compensation Committee's discretion) that will govern the payment of their annual cash bonuses for that fiscal year. These goals will focus on two categories: income and balance sheet management. The importance and weighting of these two categories will be established each year by the Compensation Committee. Under the category of balance sheet management, the Compensation Committee will establish goals that will include one or several of the following criteria: shareholder equity, long-term debt to capital ratio, investment rating, debt coverage, cash flow or return on invested capital. Under the category of income, the Compensation Committee will establish goals that will include one or several of the following: pre-tax income, earnings per share, net income. Upon achievement of target goals, a participant may earn up to 100% of such participant's salary (not to exceed $4 million in any year). The amount actually earned will depend on each participant's position and actual performance versus pre-established goals. After the acceptance of audited financial statements by the Board, the Compensation Committee will certify the degree of achievement for each criteria and the corresponding bonus payment for each Section 162(m) Bonus Program participant.

PROGRAM ADMINISTRATION

The Section 162(m) Bonus Program will be administered by the Compensation Committee, consisting of at least two non-employee directors, each of whom is intended to qualify as an "outside director" within the meaning of Section 162(m) of the Code. The Section 162(m) Bonus Program will be administered by the Compensation Committee which will, among other things, designate participants, establish performance goals, and interpret and administer the Section 162(m) Bonus Program as it deems necessary or advisable.

AMENDMENT AND TERMINATION

The Compensation Committee may terminate the Section 162(m) Bonus Program, in whole or part, and may amend the Section 162(m) Bonus Program from time to time provided (i) that, without the participant's written consent, no such amendment or termination shall adversely affect the annual bonus rights (if any) of any already designated participant for a given fiscal year once the participant designations and performance goals for such year have been announced and (ii) that the Compensation Committee shall be authorized to make any amendments necessary to comply with applicable regulatory requirements (including, without limitation, Section 162(m)). Section 162(m) Bonus Program amendments will require stockholder approval only if required under Section 162(m).

FEDERAL INCOME TAX CONSEQUENCES

Under present federal income tax law, participants will realize ordinary income equal to the amount of the award received in the year of receipt. The Company shall receive a deduction for the amount constituting ordinary income to the participant, provided that the requirements of Section 162(m) which limits the deductibility of non-performance related compensation paid to certain corporate executives are satisfied.

VOTE REQUIRED

The affirmative vote of a majority of the shares of common stock present in person or by proxy and voting at the Annual Meeting is required to approve the
Section 162(m) Bonus Program.

THE BOARD OF DIRECTORS RECOMMENDS THAT THE STOCKHOLDERS VOTE FOR APPROVAL OF THE
SECTION 162(M) BONUS PROGRAM.

OTHER MATTERS

Management knows of no other matters which are to be brought before this Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is intended that the persons voting the proxies will vote them in accordance with their best judgment on such other matters.

INDEPENDENT PUBLIC ACCOUNTANTS

The Company's Board of Directors, upon recommendation of its Audit Committee, has selected KPMG Peat Marwick as its independent public accountants for the fiscal year ending May 31, 1998. Representatives of that firm are expected to be present at the Annual Meeting, with the opportunity to make a statement if they so desire and to be available to respond to appropriate questions.

STOCKHOLDER PROPOSALS FOR 1998 ANNUAL MEETING

Any stockholder who wishes to present a proposal for consideration at the Annual Meeting of Stockholders to be held in 1998 must submit such proposal in accordance with the rules promulgated by the Securities and Exchange Commission. In order for a proposal to be eligible for inclusion in the Company's Proxy Statement and form of proxy relating to the 1998 Annual Meeting, the stockholder must submit such proposal to the Company, in writing, to be received by the Secretary of the Company, AAR CORP., One AAR Place, 1100 N. Wood Dale Road, Wood Dale, Illinois 60191, no later than May 1, 1998.

                                          By Order of the Board of Directors

                                          Howard A. Pulsifer
                                          SECRETARY

August 28, 1997

UPON THE WRITTEN REQUEST OF ANY RECORD HOLDER OR BENEFICIAL OWNER OF COMMON STOCK OF AAR CORP., THE COMPANY WILL PROVIDE, WITHOUT CHARGE, A COPY OF ITS ANNUAL REPORT ON FORM 10-K FILED WITH THE SECURITIES AND EXCHANGE COMMISSION FOR THE FISCAL YEAR ENDED MAY 31, 1997. REQUESTS SHOULD BE MADE TO MR. HOWARD A. PULSIFER, SECRETARY, AAR CORP., ONE AAR PLACE, 1100 N. WOOD DALE ROAD, WOOD DALE, ILLINOIS 60191, (630) 227-2000.

                                                                   EXHIBIT A
                                  COMPOSITE OF
                                    AAR CORP.
                               STOCK BENEFIT PLAN*

1.   PURPOSE AND ELIGIBILITY

     AAR CORP. adopted the AAR CORP. 1983 Incentive Stock Plan, effective April 12, 1983, as amended and restated effective July 22, 1986 and as subsequently further amended from time to time. AAR CORP. now further amends, restates and renames such plan the AAR CORP. Stock Benefit Plan. This Plan is adopted to encourage officers and other key employees of the Company who have executive, managerial, supervisory or professional responsibilities and non-employee members of the Board to increase their investment in the Company and to provide additional opportunities to such persons to share in the success of the Company. The opportunity so provided is intended to foster in Grantees a strong incentive to put forth maximum effort for the continued success and growth of the Company, to aid in retaining individuals who put forth such efforts, and to assist in attracting the best available individuals in the future.

     Non-Employee Directors shall participate in the Plan through automatic grants of NSOs pursuant to Section 5 hereof. Key Employees who have been selected by the Committee to receive an Award shall participate in the Plan.
The Committee shall determine, within the limits of the express provisions of the Plan, those Key Employees to whom, and the time or times at which, Awards shall be granted. In making a determination concerning the granting of Awards, the Committee may take into account the nature of the services the Key Employees have rendered or that the Committee expects they will render, their present and potential contributions to the success of the business, the number of years of effective service they are expected to have and such other factors as the Committee in its sole discretion shall deem relevant. The Committee shall also determine, with respect to Awards to Key Employees, the number of Shares to be subject to each such Award; the type of Awards (Restricted Stock, Options or Limited Rights); the type of Options (ISO or NSO); the duration of each Option; the exercise price under each Option; the time or times within which (during the Term of the Option) all or portions of each Option may be exercised; whether cash, Shares, Options or other property may be accepted in full or partial payment upon exercise of an Option; the restrictions to be imposed on shares of Restricted Stock; and any other terms and conditions of such Awards.



*including Third Amendment dated 4/8/97

2.   DEFINITIONS

     For purposes of this Plan, the following terms shall have the meaning set forth below:

     2.1 "Award" shall mean an Option, a Limited Right or a Restricted Stock Award.

     2.2  "Board" means the Board of Directors of the Company.

     2.3 "Cause", when used in regard to the termination of a Key Employee's employment with the Company, shall mean termination of such employment by the Company (A) because of the Key Employee's dishonesty, fraud or breach of trust, gross negligence or substantial misconduct in the performance of, or substantial nonperformance of, his assigned duties or willful violation of Company policy,
(B) because of any act or omission by the Key Employee that is a substantial cause for a regulatory body with jurisdiction over the Company to request or recommend the suspension or removal of the Key Employee or to impose sanctions upon the Company or the Key Employee, (C) because of a material breach by the Key Employee of any applicable employment agreement between him and the Company or (D) as defined in the applicable Option Agreement, Restricted Stock Agreement or Limited Right Agreement issued hereunder. Whether the termination of a Key Employee's employment is for Cause shall be determined by the management of the Company in its sole discretion.

     2.4  "Change in Control" means the earliest of:

          (a) any person (as such term is used in Section 13(d) of the Securities Exchange Act of 1934, as amended ("Exchange Act")), has acquired (other than directly from the Company) beneficial ownership (as that term is defined in Rule 13d-3 under the Exchange Act), of more than 20% of the outstanding capital stock of the Company entitled to vote for the election of directors;

          (b) the commencement by an entity, person, or group (other than the Company or a subsidiary of the Company) of a tender offer or an exchange offer for more than 20% of the outstanding voting stock of the Company;

          (c) the effective time of (i) a merger or consolidation or other business combination of the Company with one or more other corporations as a result of which the holders of the outstanding voting stock of the Company immediately prior to such business combination hold less than 60% of the voting stock of the surviving or resulting corporation, or (ii) a transfer of substantially all of the assets of the Company other than to an entity of which the Company owns at least 80% of the voting stock; or

          (d) the election, over any period of time, to the Board of Directors of the Company without the recommendation or approval of the incumbent Board of Directors of the Company, of the lesser of (i) three directors, or
     (ii) directors constituting a majority of the number of directors of the Company then in office; or

          (e) the occurrence of any arrangement or understanding relating to the Company which would give rise to a filing requirement with the Securities and Exchange Commission pursuant to Rule 14F-1 of the Exchange Act Rules under the Securities Exchange Act of 1934.

     2.5 "Code" means the Internal Revenue Code of 1986, as in effect at the time of reference, or any successor revenue code which may hereafter be adopted in lieu thereof, and references to any specific provisions of the Code shall refer to the corresponding provisions of the Code as it may hereafter be amended or replaced.

     2.6 "Committee" means the Board's Compensation Committee, or such other committee of not less than two Directors who are "non-employee directors" within the meaning of Rule 16b-3 under the Securities Act of 1934 and "outside directors" within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended, and the regulations thereunder, as shall be designated by the Board.

     2.7 "Company" means AAR CORP, a Delaware corporation, and its subsidiaries, which include any businesses, whether or not incorporated, in which the Company owns directly or indirectly not less than 50 percent of the equity interest at the time an Award is granted to an employee thereof, or in any other case, at the time of reference.

     2.8 "Continuing Director" shall mean a member of the Board of the Company prior to the occurrence of a Change in Control.

     2.9 "Disability" means the inability of an individual to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

     2.10 "Fair Market Value" means, with respect to the Company's Shares, the closing price of the Shares on the trading day corresponding to, or if no trading occurred on the New York Stock Exchange on such date, the trading day immediately preceding, the date on which the value is to be determined, as reported on the NYSE-Composite Tape or such other source of quotations for or reports of trading activity in Shares as the Committee may from time to time select. If no trades in Shares occurred on the relevant trading day, the mean between the bid and asked prices of a Share as reflected on the NYSE-Composite Tape at the close of the market on such trading day shall be deemed to be the Fair Market Value.

     2.11 "Grantee" means a person to whom an Award is granted.

     2.12 "Incentive Stock Option" or "ISO" means an Option meeting the conditions and containing the limitations and restrictions set forth in Section 422 of the Code.

     2.13 "Key Employee" means an officer or other key employee of the Company who has executive, managerial, supervisory or professional responsibilities.

     2.14 "Limited Right" means a right, subject to the provisions of Section 13, to surrender to the Company all or a portion of an Option within 30 days after a Change in Control and to be paid therefor an amount in cash, as determined by the Committee at the time of grant, no greater than the excess, if any, of (i) the Fair Market Value, on the date such right is exercised in accordance with Section 14 hereof, of the Shares to which the Option or portion thereof relates, over
(ii) the aggregate option price of those Shares. If no such determination is made by the Committee at the time of grant, the amount of cash payable upon exercise of a Limited Right shall be the excess, if any, of such Fair Market Value over such price.

     2.15 "Non-Employee Directors" means non-employee members of the Board.

     2.16 "Non-Qualified Stock Option" or "NSO" means an Option other than an Incentive Stock Option.

     2.17 "Option" means the right to purchase, at a price and for a term fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions as the Plan and the Committee impose, the number of Shares specified by the Committee.

     2.18 "Option Agreement" means a written agreement issued in connection with the grant of an Option, as specified in subsection 6.2.

     2.19 "Plan" means the Company's Stock Benefit Plan as reflected in the provisions contained herein, and as it may be amended from time to time.

     2.20 "Restricted Stock Agreement" means a written agreement issued in connection with the grant of a Restricted Stock Award, as specified in subsection 9.3.

     2.21 "Restricted Stock Award" means the grant, at a time or times fixed by the Committee in accordance with the Plan, and subject to such other limitations and restrictions as the Plan and the Committee may impose, of the number of Shares specified by the Committee. The term "Restricted Stock" shall refer to Shares issued pursuant to a Restricted Stock Award.

     2.22 "Retirement" means the voluntary termination of employment of a Key Employee who is at least fifty-five (55) years of age and whose age, at the date of such termination, plus the number of consecutive years of employment with the Company is at least equal to sixty-two (62).

     In the case of a Non-Employee Director, "Retirement" means the voluntary termination of membership on the Board at or after age 65 with not less than five (5) consecutive years of service as a director of the Company.

     2.23 "Shares" means the shares of the Company's $1.00 par value common stock or, if by reason of the adjustment provisions hereof, any rights under an Award pertain to any other security, such other security.

     2.24 "Successor" means the legal representative of the estate of a deceased Grantee or the person or persons who shall acquire Restricted Stock, or the right to exercise an Option or a Limited Right, by bequest or inheritance or by reason of the death of the Grantee.

     2.25 "Taxable Date" means the date a Grantee recognizes income with respect to an Award under the Code or any applicable state income tax code.

     2.26 "Term" means the period during which a particular Option or Limited Right may be exercised or the period during which the restrictions placed on a Restricted Stock Award are in effect.

3.   ADMINISTRATION

     3.1  The Plan shall be administered by the Committee.

     3.2 The Committee shall have plenary authority with respect to Key Employees, subject to the provisions of the Plan, to determine when and to whom Awards shall be granted, the Term of each Award, the number of Shares covered by it, the effect of participation by a Grantee in other plans, and any other terms or conditions of each such Award. The number of Shares, the Term and other terms and conditions of a particular kind of Award need not be the same, even as to Awards made at the same time. The Committee's actions in making Awards and fixing their size, Term, and other terms and conditions shall be conclusive on all persons.

     3.3 The Committee shall have the sole responsibility for construing and interpreting the Plan, for establishing and amending such rules and regulations as it deems necessary or desirable for the proper administration of the Plan, and for resolving all questions arising under the Plan. Any decision or action taken by the Committee arising out of or in connection with the construction, administration, interpretation and effect of the Plan and of its rules and regulations shall, to the extent permitted by law, be within its absolute discretion, except as otherwise specifically provided herein, and shall be conclusive and binding upon all Grantees, all Successors, and any other person, whether that person is claiming under or through any Grantee or otherwise.

     3.4 The Board shall designate one of the members of the Committee as the Chairman of the Committee. The Committee shall hold its meetings at such times and places as it may determine. A majority of its members shall constitute a quorum, and all determinations of the Committee shall be made by a majority of its members. Any determination reduced to writing and signed by all members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a Secretary, who need not be a member of the Committee, and may make such rules and regulations for the conduct of its business as it shall deem advisable.

     3.5 No member of the Committee shall be liable, in the absence of bad faith, for any act or omission with respect to his service on the Committee. Service on the Committee shall constitute service as a director of the Company, so that the members of the Committee shall be entitled to indemnification and reimbursement as directors of the Company pursuant to its By-Laws.

4.   SHARES SUBJECT TO THE PLAN

     4.1 The total number of Shares that may be available for Awards under the Plan at any date shall be the aggregate of (1) the sum of 0.9% of the total number of issued and outstanding

Shares on each of January 1, 1992, 1993, 1994 and 1995, plus (2) the sum of 2% of the total number of issued and outstanding Shares on January 1, 1996 and on January 1st of each subsequent calendar year commencing within the Applicable Period and on or prior to the date the total number of Shares is determined, minus (3) the total number of Shares that have been subject to Awards granted under the Plan after July 16, 1992; provided, however, that the number of Shares available pursuant to this sentence shall be increased by the number of Shares (i) delivered by any Grantee, or (ii) withheld by the Company, pursuant to Section 14 or 20 of the Plan in connection with the exercise of an Option. For purposes of the preceding sentence, Applicable Period shall be the ten year period commencing on January 1, 1992 and ending on December 31, 2001. The aforementioned total number of Shares shall be adjusted in accordance with the provisions of Section 4.2 hereof. Notwithstanding the foregoing, the total number of Shares that may be subject to ISOs under the Plan shall be 1,000,000 Shares, adjusted in accordance with the provisions of Section 4.2 hereof. A Share subject to an Option and its related tandem Restricted Stock Award shall only be counted once. The Shares so issued may be Shares held in the treasury or Shares which are authorized but unissued, as elected by the Board. Any Shares subject to issuance upon exercise of Options but which are not issued because of a surrender, lapse, expiration, cancellation or termination of any such Option, or which have been issued in connection with Restricted Stock Awards that are subsequently canceled or forfeited to the extent consistent with applicable law, rules and regulations, shall once again be available for issuance in satisfaction of Awards. Shares in respect of which Limited Rights are exercised shall not thereafter be available for issuance in satisfaction of Awards.

     4.2 Any increase or decrease in the number of outstanding Shares of the Company occurring through stock splits, stock dividends, stock consolidations, spin-offs, other distributions of assets to shareholders, or assumptions or conversions of outstanding Awards due to an acquisition after the adoption of the Plan shall be reflected proportionately in an increase or decrease in the aggregate number of Shares then available for the grant of Awards under the Plan or becoming available through the termination, surrender or lapse of Awards previously granted but unexercised, and in the number of Shares subject to Awards then outstanding; and a proportionate reduction or increase shall be made in the per share option price to any outstanding Options. Any fractional shares resulting from such adjustments shall be eliminated. If changes in capitalization other than those considered above shall occur, the Board shall make such adjustment in the number or class of shares as to which Awards may thereafter be granted, in the number and class of shares remaining subject to Awards then outstanding and in the per share option price as the Board in its discretion may consider appropriate, and all such adjustments shall be conclusive upon all persons.

     4.3 The total number of Shares with respect to which Options or Limited Rights, or any combination thereof, may be granted under the Plan to any Grantee during any 12 month period shall not exceed 300,000 Shares.

5.   GRANTS TO NON-EMPLOYEE DIRECTORS

     5.1  Grants

     All Awards to Non-Employee Directors shall be automatic and non-discretionary. Each individual who is a Non-Employee Director on the effective date of the Plan shall automatically receive an Award, on the effective date, consisting of a NSO to purchase 10,000 Shares. Each individual who becomes a Non-Employee Director after the effective date of the Plan shall automatically receive an Award, on the date he or she becomes a Non-Employee Director, consisting of an NSO to purchase 10,000 Shares. In any event, a maximum of 10,000 Shares, as adjusted pursuant to subsection 4.2, granted to a Non-Employee Director under this Plan or any other plan of the Company may be outstanding at any time. The preceding formula for Awards to Non-Employee Directors shall not be changed more than once in any six-month period.

     5.2  NSOs

     The per share exercise price of each such NSO granted to a Non-Employee Director shall be 100 percent of the Fair Market Value of a Share on the date of grant. Each such NSO shall be exercisable in installments in accordance with the following schedule:

          (a) A maximum of 25% of the total Shares covered by the NSO may be exercised after the first anniversary of the date of grant;

          (b) A maximum of 50% of the total Shares covered by the NSO and not previously purchased upon exercise of the NSO may be exercised after the second anniversary of the date of grant;

          (c) A maximum of 75% of the total Shares covered by the NSO and not previously purchased upon exercise of the NSO may be exercised after the third anniversary of the date of grant; and

          (d) 100% of the total Shares covered by the NSO and not previously purchased upon exercise of the NSO may be exercised after the fourth anniversary of the date of grant,

and shall expire on the date ten years after the date of grant.

6.   GRANTS OF OPTIONS TO KEY EMPLOYEES

     6.1 Subject to the terms of the Plan, the Committee may from time to time grant Options, which may be Non-Qualified Stock Options or Incentive Stock Options, to Key Employees. Unless otherwise expressly provided at the time of the grant, Options granted under the Plan will not be ISOs. Notwithstanding the foregoing, outstanding NSOs may be converted to ISOs at the discretion of the Committee in accordance with, and to the extent, allowed by law.

     6.2 Each Option shall be evidenced by a written Option Agreement specifying the type of Option granted, the Option exercise price, the terms for payment of the exercise price, the duration of the Option, the number of Shares to which the Option pertains and the terms of any related Restricted Stock Award. An Option Agreement may, in the sole discretion of the Committee, also contain a vesting schedule, a non-competition agreement, a confidentiality provision, provisions for forfeiture and such restrictions, conditions and other terms as the Committee shall determine in its sole discretion. Option Agreements need not be identical.

     6.3 Each Option shall expire and all rights to purchase Shares thereunder shall cease on the date fixed by the Committee in the Option Agreement, which shall not be later than the tenth anniversary of the date on which the Option was granted, except as otherwise required under Section 7.4 hereof. Further, if provided in the Option Agreement, any Option granted to a Key Employee pursuant to the Plan shall expire and all rights to purchase Shares thereunder shall cease, if (i) the Key Employee violates a non-competition, confidentiality or employment agreement, any Company policy, or any other conditions set forth in the Option Agreement or in a separate document, or (ii) the Key Employee's employment terminates as provided in
Section 12.

     6.4 Each Option shall become exercisable at the time, and for the number of Shares, fixed by the Committee in the Option Agreement. Except to the extent otherwise provided in or pursuant to Section 13, or in the proviso to this sentence, no Option shall become exercisable as to any Shares prior to the first anniversary of the date on which the Option was granted; provided that (i) the Committee may provide, at the time of grant or subsequently that an Option granted to a person who is or becomes subject to taxation under any applicable law that would tax such person upon the grant of such Option, shall be exercisable from and after the date of grant or (ii) the Committee, in its discretion, shall have the power to accelerate the dates for exercise of any or all Options, or any part thereof, granted to a Key Employee under the Plan.

     6.5 In the discretion of the Committee, the grant of any Option may be accompanied by a Reload Option. A Reload Option may be granted to a Grantee who is an Option holder and who satisfies all or part of the purchase price of the Option with Shares. The Reload Option represents an additional Option to acquire the same number of Shares as is used by the Grantee to pay for the original Option. A Reload Option is subject to all of the same terms and conditions as the original Option except that (1) the purchase price of the Shares subject to the Reload Option will be determined at the time the original Option is exercised and (2) such Reload Option will conform to all provisions of the Plan at the time the original Option is exercised.

7.   REQUIRED TERMS AND CONDITIONS OF INCENTIVE STOCK OPTIONS

     7.1 Except as provided in subsection 7.4, the per Share exercise price of each ISO shall be at least 100 percent of the Fair Market Value of the Shares at the time such ISO is granted.

     7.2 The aggregate Fair Market Value (determined with respect to each Incentive Stock Option at the time such Option is granted) of the Shares with respect to which Incentive Stock Options are exercisable for the first time by an individual during any calendar year (under all incentive stock option plans of the Company and its parent and subsidiary corporations) shall not exceed $100,000. If the aggregate Fair Market Value (determined at the time of grant) of the stock subject to an Option, which first becomes exercisable in any calendar year exceeds the limitation of this subsection, so much of the Option that does not exceed the applicable dollar limit shall be an ISO and the remainder shall be an NSO; but in all other respects, the original Option Agreement shall remain in full force and effect.

     7.3 As used in this Section 7, the words "parent" and "subsidiary" shall have the meanings given to them in Section 425(e) and 425(f) of the Code.

     7.4 Notwithstanding anything herein to the contrary, if an Incentive Stock Option is granted to an individual who owns stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of its parent or subsidiary corporation, within the meaning of
Section 422(b)(6) of the Code, (i) the purchase price of each Share subject to Option shall be not less than 110 percent of the Fair Market Value of the Share on the date the Option is granted, and (ii) the Option shall expire and all rights to purchase Shares thereunder shall cease no later than the fifth anniversary of the date the Option was granted.

     7.5  No ISOs may be granted under the Plan after July 15, 2002.

8.   REQUIRED TERMS AND CONDITIONS OF NON-QUALIFIED STOCK OPTIONS

     Each NSO granted to a Key Employee shall be in such form and subject to such restrictions and conditions and other terms as the Committee may determine at the time of grant, subject to the general provisions of the Plan, the applicable Option Agreement, and the following specific rules:

     8.1 The number of Shares subject to each NSO and the per share exercise price of each NSO shall be 100 percent of the Fair Market Value of the Shares on the date the NSO is granted. In no event may the exercise price be less than the par value of the Shares subject to such NSO.

     8.2 The Committee shall specify at the time each NSO is granted, the duration of each NSO and the time or times within which (during the term of the NSO) all or portions of each NSO may be exercised, except to the extent that other terms of exercise are specifically provided by other provisions of the Plan, and such provisions shall be specified in the applicable Option Agreement.

9.   RESTRICTED STOCK AWARDS TO KEY EMPLOYEES

     9.1 Subject to the terms of the Plan, the Committee may also grant to Key Employees Restricted Stock Awards from time to time. Restricted Stock may be granted to a Key Employee either separately from, or in tandem with, the grant of an Option to the Key Employee. In the case of Restricted Stock granted in tandem with the grant of an Option: (i) the exercise of the Option shall cause the forfeiture to the Company of the Restricted Stock related to the Option, or portion thereof that is exercised; and (ii) the lapse of restrictions applicable to such Restricted Stock shall cause the expiration of the unexercised Option, or portion thereof, related to such Restricted Stock. Restricted Stock not granted in tandem with the grant of an Option shall have no effect on, and shall not be affected by, the exercise of any Option by the holder of such Restricted Stock.

     9.2 The terms and conditions of any such Award, including restrictions on transfer or on the ability of the Grantee to make elections with respect to the taxation of the Award without the consent of the Committee, shall be determined by the Committee at the time of grant. Except as provided in Sections 9.1, 9.6, 11, 12 and 13, no such restrictions shall lapse earlier than the first, or later than the tenth, anniversary of the date of the Award.

     9.3 Restricted Stock Awards issued under the Plan shall be evidenced by written Restricted Stock Agreements which shall specify whether such Restricted Stock is issued separate from, or in tandem with, the grant of an Option, the number of Shares issuable under the Restricted Stock Award evidenced thereby, and such other provisions as the Committee, in its sole discretion, may determine.

     9.4 The number of Shares granted under a Restricted Stock Award shall be issued to the Grantee thereof on the date of grant of such Award or as soon as may be practicable thereafter. Shares issued pursuant to Restricted Stock Awards shall be duly issued or transferred, and a certificate or certificates for such Shares shall be issued in the Grantee's name. Subject to the restrictions set forth in the related Restricted Stock Agreement, the Grantee shall thereupon be a stockholder with respect to all the Shares represented by such certificate or certificates and shall have all the rights of a stockholder with respect to such Shares, including the right to vote such Shares and to receive dividends and other distributions paid with respect to such Shares. In aid of such restrictions, certificates for Shares awarded hereunder, together with a suitably executed stock power signed by each Grantee, shall be held by a nominee of the Company for the account of such Grantee until the restrictions under the related Restricted Stock Agreement lapse pursuant to such Agreement or such Shares are theretofore forfeited to the nominee of the Company as provided by the Plan or the Agreement.

     9.5 At the Committee's option, the Restricted Stock Agreement may provide that any Shares of Restricted Stock granted to a Key Employee pursuant to the Plan shall be forfeited to the Company if, among other reasons, (i) the Key Employee violates a non-competition, confidentiality or employment agreement, any Company policy, or any other condition set forth in the Restricted Stock Agreement or in a separate document, (ii) the Key Employee's employment with the Company terminates prior to the date or dates for expiration of the forfeiture provisions set forth in his or her Restricted Stock Agreement, which date shall not be earlier than the first anniversary of such grant, (iii) the Key Employee's employment with the Company terminates for Cause, or (iv) there occurs a violation of any provision of the applicable Restricted Stock Agreement. A forfeiture of Restricted Stock pursuant to this subsection 9.5 shall occur immediately following the mailing of written notice to the Key Employee. Thereafter, the Secretary of the Company shall promptly cancel Shares of Restricted Stock that are forfeited to the Company.

     9.6 Notwithstanding the foregoing, (i) if the Key Employee's employment terminates, or (ii) upon a Change in Control, any restrictions of this
Section 9 or in any Restricted Stock Agreement shall lapse as provided in Sections 12 and 13.

     9.7 The Committee may prescribe such other restrictions and conditions and other terms applicable to the Shares of Restricted Stock issued to a Key Employee under the Plan that are neither inconsistent with nor prohibited by the Plan or any Restricted Stock Agreement, including, without limitation, terms providing for a lapse of the restrictions of this Section 9, provided they are set forth in the applicable Restricted Stock Agreement, in installments.

10.  LIMITED RIGHTS

     10.1 The Committee may, in its discretion, grant a Limited Right to a Key Employee who is the holder of an Option, either at the time the Option is granted or at any time after the Option is granted and until one day prior to the date that is sixth months prior to the end of the Term of the Option, so long as the grant is made during the period in which grants of Limited Rights may be made under the Plan.

     10.2 Each Limited Right shall be for such Term, and shall be subject to such other terms and conditions, as the Committee shall impose at the time of grant. The terms and conditions may include limitations on the time within which and the extent to which such Limited Right shall be exercisable, and limitations on the amount of appreciation which may be recognized with regard to such Limited Right.The terms and conditions shall be reflected in a written agreement between the Company and the Grantee pursuant to which the Limited Right is awarded. This agreement shall either be part of an Option Agreement or be a separately executed agreement.

     10.3 No Limited Right shall become exercisable until the date sixth months after it was granted, or such later date that the Option to which it relates becomes exercisable.

     10.4 Upon exercise of a Limited Right, the Option, or portion thereof, with respect to which such Right is exercised shall be surrendered and shall not thereafter be exercisable.

11.  NON-TRANSFERABILITY OF RIGHTS

     No rights under any Award shall be transferable otherwise than by will or the laws of descent and distribution, and the rights and the benefits, of any such Award, may be exercised and received, respectively, during the lifetime of the Grantee only by him or her.

     Notwithstanding the provisions of the preceding paragraph, a Grantee, at any time prior to his death, may assign all or any portion of an Award granted to him (other than an ISO) to (i) his spouse or lineal descendant,
(ii) the trustee of a trust for the primary benefit of his spouse or lineal descendant, (iii) a partnership of which his spouse and lineal descendants are the only partners, or (iv) a tax exempt organization as described in
Section 501(c)(3) of the Code. In such event, the spouse, lineal descendant, trustee, partnership or tax exempt organization will be entitled to all of the rights of the Grantee with respect to the assigned portion of such Award, and such portion of the Award will continue to be subject to all of the terms, conditions and restrictions applicable to the Award, as set forth herein, and in the related Option Agreement, Restricted Stock Agreement or Limited Right Agreement, immediately prior to the effective date of the assignment. Any such assignment will be permitted only if (i) the Grantee does not receive any consideration therefor, and (ii) the assignment is expressly approved by the Company. Any such assignment shall be evidenced by an appropriate written document executed by the Grantee, and a copy thereof shall be delivered to the Company on or prior to the effective date of the assignment. This paragraph shall apply to all Awards granted under the Plan at any time.

12.  DEATH OR TERMINATION OF EMPLOYMENT

     12.1 Except as hereinafter provided, no Option or Limited Right granted pursuant to the Plan may be exercised at any time unless the holder thereof is then an employee or director of the Company. Options and Limited Rights granted under the Plan shall not be affected by any change of employment or service on the Board so long as the Grantee continues to be an employee or director of the Company.

     12.2 Except as provided in Section 13, the Option or Limited Right of any Grantee whose employment or service on the Board is terminated for any reason, other than for death, Disability, termination of employment for Cause, or Retirement, shall terminate on the earlier of (i) three months after termination of employment or service on the Board and (ii) the date that such Option or Limited Right expires in accordance with its terms.

     12.3 In the event of the death of a Grantee during employment or service on the Board, or within three months after the termination of employment (except as described in subsection 12.5) or service on the Board, each Option or Limited Right granted to such Grantee shall be exercisable or payable to the extent provided therein but not later than one year after his or her death (but not beyond the stated duration of the Option or Limited Right). Any such exercise or payment shall be made only: (i) by or to the Successor of the deceased Grantee; and (ii) to the extent, if any, that the deceased Grantee was entitled at the date of his or her death.

     12.4 In the case of the Disability of a Grantee, the Option or Limited Right shall terminate on the earlier of (i) one year after termination of employment or service on the Board and (ii) the date that such Option or Limited Right expires in accordance with its terms. During such period, the Option or Limited Right may be exercised by a Grantee who becomes Disabled with respect to the same number of Shares, in the same manner and to the same extent if the Grantee had continued employment or service on the Board during such period.

     12.5 In the case of a Key Employee, the Option or Limited Right shall lapse immediately upon termination of employment of the Grantee for Cause.

     12.6 In the event of the Grantee's Retirement, the Option or Limited Right shall remain exercisable by the retired Grantee until the Award expires by its terms and may be exercised by the retired Grantee to the same extent as if he or she had continued employment or service on the Board during such period; provided, however, if the Grantee dies before the Option or Limited Right expires, such Award shall be exercisable only by the Successor of the deceased Grantee to the extent that the deceased Grantee was entitled at the date of his or her death.

     12.7 Pursuant to subsections 9.5 and 9.6, a Restricted Stock Award shall be subject to such restrictions in the event of the death, Disability, Retirement or other termination of employment of the Grantee as are set forth in the applicable Restricted Stock Agreement.

13.  CHANGE IN CONTROL

     13.1 In the event of a Change in Control, an Award granted to a Key Employee shall be affected as follows:

     (a) In the event of a Change in Control which does not have the prior written approval of a majority of the Continuing Directors, and notwithstanding any conditions or restrictions contained in an agreement related to any Award, any Options (not issued in tandem with a Restricted Stock Award) and Limited Rights outstanding to a Grantee shall become immediately exercisable and any restrictions on any Restricted Stock (not issued in tandem with an Option) shall lapse on the date of such a Change in Control. If an Option is issued in tandem with a Restricted Stock Award, the outstanding Option shall become immediately exercisable, or the restrictions on the Restricted Stock shall lapse, on the date of such a Change in Control, as elected by the Grantee. Any such election shall be made by the Grantee within thirty (30) days after such Change in Control by giving notice to the Committee, or the Secretary of any successor corporation or other entity.

     (b) In the event of a Change in Control which does have the prior written approval of a majority of the Continuing Directors, the Committee in its sole discretion may, notwithstanding any conditions or restrictions contained in an agreement related to any Award, provide that: (i) all Options or Limited Rights, or both, will become immediately exercisable and/or all restrictions on Restricted Stock will lapse, or (ii) all Options, Limited Rights and Restricted Stock Awards will be exchanged for options, limited rights and restricted stock awards of the acquiring or surviving corporation of equal or, except in the case of ISOs, greater value.

     13.2 In the event that a Non-Employee Director's membership on the Board terminates within one year following a Change in Control which does not have the prior written approval of a majority of the Continuing Directors, any unexercised NSOs shall become fully exercisable.

     13.3 For the purposes of subsections 13.1 and 13.2, a Change in Control shall not have the prior written approval of a majority of the Continuing Directors, unless such approval occurs prior to such Change in Control.

     13.4 In the event of a sale of substantially all of the assets of the Company, or a merger, consolidation or share exchange involving the Company, all obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on the successor to the transaction. Employment of a Key Employee with such a successor shall be considered employment of the Key Employee with the Company for purposes of the Plan.

14.  EXERCISE OF AWARDS

     14.1 A person entitled to exercise an Option or Limited Right may do so by delivery of a written notice to that effect specifying the number of Shares with respect to which the Option or Limited Right is being exercised and any other information the Committee may prescribe. The notice shall be accompanied, in the case of an Option, by payment as described in subsection
14.2. The notice of exercise of a Limited Right shall be accompanied by the Grantee's copy of the writing or writings evidencing the grant of the Limited Right and the related Option. Shares issued upon exercise of an Option, or in respect of a Restricted Stock Award, shall be issued only in the name of the Grantee. All notices or requests provided for herein shall be delivered to the Secretary of the Company.

     14.2 Except as otherwise provided in the Plan or in any Option Agreement, the Grantee shall pay the purchase price of the Shares upon exercise of any Option (i) in cash, (ii) in cash received from a broker-dealer to whom the Grantee has submitted an exercise notice consisting of a fully endorsed Option (however, in the case of an insider subject to Section 16 of the Securities Exchange Act of 1934, this payment option shall only be available to the extent such insider complies with Regulation T issued by the Federal Reserve Board), (iii) by delivering Shares having an aggregate Fair Market Value on the date of exercise equal to the Option exercise price, (iv) by directing the Company to withhold such number of Shares otherwise issuable upon exercise of such Option having an aggregate Fair Market Value on the date of exercise equal to the Option exercise price,
(v) in the case of a Key Employee, by such other medium of payment as the Committee, in its discretion, shall authorize at the time of grant, or (vi) by any combination of (i), (ii), (iii), (iv) and (v). In the case of an election pursuant to (i) or (ii) above, cash shall mean cash or a certified or cashier's check issued by a federally insured bank or savings and loan association, and made payable to AAR CORP. In the case of payment pursuant to (ii), (iii) or (iv) above, the Grantee's election must be made on or prior to the date of exercise and must be irrevocable. In lieu of a separate election governing each exercise of an Award, a Grantee may file a blanket election with the Committee which shall govern all future exercises of Awards until revoked by the Grantee. The Company shall issue, in the name of the Grantee, stock certificates representing the total number of Shares issuable pursuant to the exercise of any Option as soon as reasonably practicable after such exercise, provided that any Shares purchased by a Grantee through a broker-dealer pursuant to clause (ii) above shall be delivered to such broker-dealer in accordance with 12 C.F.R. Section 220.3(e)(4) or other applicable provision of law.

15.  EFFECTIVE DATE OF THE PLAN/AMENDMENT OF AWARDS

     The Plan will become effective on July 16, 1992, contingent upon its approval at a meeting of the Company's stockholders by the affirmative votes of the holders of a majority of the Company's voting securities present or represented and entitled to vote at a meeting duly held within twelve months thereafter in accordance with Delaware law and continue thereafter until terminated by the Board of Directors. The terms of any Award may be amended at any time prior to the end of their Term in accordance with the Plan. No such amendment may adversely affect the interest of the Grantee of such Award without such Grantee's written consent.

16.  DATE OF AWARD

     The date of an Award shall be the date on which the Committee's determination to grant the same is final, or such later date as shall be specified by the Committee in connection with its determination.

17.  STOCKHOLDER STATUS

     No person shall have any rights as a stockholder by virtue of the grant of an Award under the Plan except with respect to Shares actually issued to that person.

18.  POSTPONEMENT OF EXERCISE

     The Committee may postpone any exercise of an Option or the distribution of any portion of a Restricted Stock Award for such time as the Committee in its sole discretion may deem necessary in order to permit the Company (i) to effect, amend or maintain any necessary registration of the Plan or the Shares issuable upon the exercise of an Option or distributable in satisfaction of a Restricted Stock Award under the Securities Act of 1933, as amended, or the securities laws of any applicable jurisdiction, (ii) to permit any action to be taken in order to (A) list such Shares on a stock exchange if Shares are then listed on such exchange or (B) comply with restrictions or regulations incident to the maintenance of a public market for its Shares, including any rules or regulations of any stock exchange on which the Shares are listed, or (iii) to determine that such Shares and the Plan are exempt from such registration or that no action of the kind referred to in (ii)(B) above needs to be taken; and the Company shall not be obligated by virtue of any terms and conditions of any Award or any provision of the Plan to recognize the exercise of an Option or to sell or issue Shares in violation of the Securities Act of 1933 or the law of any government having jurisdiction thereof. Any such postponement shall not extend the Term of an Option or shorten the Term of any restriction attached to any Restricted Stock Award and neither the Company nor its directors or officers shall have any obligation or liability to the Grantee of an Award, to the Grantee's Successor or to any other person with respect to any Shares as to which the Option shall lapse because of such postponement or as to which issuance under a Restricted Stock Award was delayed.

19.  TERMINATION, SUSPENSION OR MODIFICATION OF PLAN

     The Board may at any time terminate, suspend or modify the Plan without the authorization of stockholders to the extent allowed by law, including without limitation any rules issued by the Securities and Exchange Commission under Section 16 of the Securities Exchange Act of 1934.

     No termination, suspension or modification of the Plan shall adversely affect any right acquired by any Grantee or any Successor under an Award granted before the date of such termination, suspension or modification, unless such Grantee or Successor shall consent; but it shall be conclusively presumed that any adjustment for changes in capitalization as provided for herein does not adversely affect any such right. Any member of the Board who is an officer or employee of the Company shall be without vote on any proposed amendment to the Plan, or on any other matter which might affect that member's individual interest under the Plan.

20.  TAXES

     Upon the Taxable Date of any Award, the Company shall have the right to require the Grantee to remit to the Company an amount in cash sufficient to satisfy all federal, state and local withholding tax requirements prior to the delivery by the Company of cash or any certificate or certificates for Shares. Whenever payments under the Plan are to be made in cash, such payments shall be net of any amounts sufficient to satisfy all federal, state, local and foreign withholding tax requirements. In connection with an Award in the form of Shares and in lieu of making a cash payment to the Company, the Grantee may elect to satisfy his or her tax withholding obligation incurred in connection with the Taxable Date of an Option or Restricted Stock Award by (i) directing the Company to withhold a portion of the Shares otherwise distributable to the Grantee, or (ii) by transferring to the Company a certain number of Shares (either subject to such Restricted Stock Award or previously owned), such Shares being valued at the Fair Market Value for the Shares on such Taxable Date. Notwithstanding any provision of the Plan to the contrary, a Grantee's election pursuant to the preceding sentence (i) must be made on or prior to the date as of which income is realized by the Grantee in connection with such Option or Restricted Stock Award, and (ii) must be irrevocable. In lieu of a separate election on each Taxable Date of an Award, a Grantee may file a blanket election with the Committee which shall govern all future Taxable Dates until revoked by the Grantee.

     If the holder of Shares purchased in connection with the exercise of an Incentive Stock Option disposes of such Shares within two years of the date such ISO was granted or within one year of such exercise, he shall notify the Company of such disposition and remit an amount necessary to satisfy applicable withholding requirements including those arising under federal income tax laws. If such holder does not remit such amount, the Company may withhold all or a portion of any salary then or in the future owed to such holder as necessary to satisfy such requirements.

21.  TENURE

     Nothing contained in the Plan shall be construed as a contract of employment between the Company and any person, nor shall the Plan be deemed to give any person the right to be retained in the employ of the Company or limit the right of the Company to employ or discharge any person with or without Cause, or to discipline any Employee.

22.  APPLICATION OF PROCEEDS

     The cash proceeds received by the Company from the sale of its Shares under the Plan shall be used for general corporate purposes.

23.  OTHER ACTIONS

     Nothing in the Plan shall be construed to limit the authority of the Company to exercise its corporate rights and powers, including, by way of illustration and not by way of limitation, the right to grant options for proper corporate purposes otherwise than under the Plan to any employee or any other person, firm, corporation, association or other entity, or to grant options to, or assume options of, any person in connection with the acquisition, by purchase, lease, merger, consolidation or otherwise, of all or any part of the business and assets of any person, firm, corporation, association or other entity.

24.  LOAN AGREEMENTS

     Each Award shall be subject to the condition that the Company shall not be obligated to issue or transfer its Shares or to pay an amount in cash to the Grantee thereof on its exercise, or otherwise, if the Committee or the Board determines that such issuance, transfer, or payment, would violate any covenant in any loan agreement or other contract to which the Company or a Subsidiary is a party.

25.  NOTICES

     Notices given pursuant to the Plan shall be in writing and shall be deemed received when personally delivered or three days after mailed by United States registered or certified mail, return receipt requested, addressee only, postage prepaid. Notice to the Company shall be directed to:

               Corporate Secretary
               AAR CORP.
               1111 Nicholas Boulevard
               Elk Grove Village, Illinois   60007

Notices to or with respect to a Grantee shall be directed to the Grantee, or the Successor of a deceased Grantee, at the Grantee's home address on the records of the Company.

26.  AAR CORP. STOCK OPTION PLAN FOR NON-EMPLOYEE DIRECTORS

     The AAR CORP. Stock Option Plan for Non-Employee Directors, dated August 1, 1988 ("Non-Employee Directors Plan") is hereby terminated concurrent with the effective date hereof, and no further options thereunder shall be granted after such termination; provided, however, that such termination shall not affect any options outstanding thereunder which shall continue to be subject to the terms and conditions of the Non-Employee Directors Plan and the written agreements evidencing such options. The Committee hereunder shall have authority to interpret and administer such options and applicable agreements. This Amendment and Restatement has been executed by the Company by its duly authorized officer effective as of July 16, 1992 and attested by its Secretary.

                                   AAR CORP.



                                   By
                                     --------------------------------------
                                             Chairman of the Board

ATTEST:



-----------------------------
Howard A. Pulsifer, Secretary


SEAL

    AAR CORP.                                                   PROXY

    THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR THE
P 1997 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD IN THE SHAREHOLDERS', ROOM (21ST FLOOR) OF BANK OF AMERICA ILLINOIS, 231 S. LASALLE STREET,
R   CHICAGO, ILLINOIS, ON WEDNESDAY, OCTOBER 8, 1997, AT 3:00 P.M. (CST).

O
    The undersigned hereby appoints IRA A. EICHNER and HOWARD A. PULSIFER,
X or either of them, with full power of substitution, as Proxies, and hereby authorizes them to represent the undersigned at the 1997 Annual
Y Meeting of Stockholders of AAR CORP. to be held on October 8, 1997, or any adjournment thereof, and to vote all shares of AAR CORP. Common Stock which the undersigned would be entitled to vote if personally present.

1. Election of three Class I directors, nominees: Erwin E. Schulze, Joel D. Spungin, and David P. Storch;
2. Amendment to the AAR CORP. Stock Benefit Plan ("Plan") to limit to 300,000 the number of shares of Common Stock that may be granted under the Plan to any grantee during any 12-month period;
3. Approval of Performance Goals under the Long-Term Performance Restricted Stock Incentive program for the Chief Executive Officer;
4.   Approval of AAR CORP. Section 162(m) Performance-Based Annual
     Cash Bonus Program for executive officers.

AS TO EACH ITEM SET FORTH ON THE REVERSE HEREOF, THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED ON THE REVERSE SIDE AND, IF NO DIRECTION IS GIVEN, WILL BE VOTED FOR ITEMS 1, 2, 3, AND 4. As to any other business that may come before the Annual Meeting, or any adjournment thereof, this Proxy will be voted in the discretion of the proxies.

(Continued and to be dated and signed on reverse side.)

/X/  PLEASE MARK YOUR                                                       6019
     VOTES AS IN THIS
     EXAMPLE.


     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2, 3, AND 4 DESCRIBED IN THE PROXY STATEMENT:


1. Election of three       FOR               WITHHOLD AUTHORITY
   Class I directors    ALL NOMINEES*     TO VOTE FOR ALL NOMINEES

   (nominees: Erwin E.    /  /                    /  /
   Schulze, Joel D.
   Spungin, and David P.
   Storch).

     *(Instructions: to withhold authority to vote for any individual nominee, write that nominee's name(s) in the space below)

     ------------------------------------------------


2.  Amendment to the AAR CORP.           FOR     AGAINST     ABSTAIN
    Stock Benefit Plan                  /  /      /  /        /  /


3.  Approval of Performance Goals       /  /      /  /        /  /


4.  Approval of AAR CORP. Section       /  /      /  /        /  /
    162(m) Performance-Based
    Annual Cash Bonus Program


(Please sign as name appears opposite. Joint owners should all sign. Executors, administrators, trustees, etc. should so indicate when signing. If signer is a corporation, sign full corporate name by duly authorized officer who adds his or her name and title.)


----------------------------------------


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